                                                                     EXHIBIT 2.1





                            STOCK PURCHASE AGREEMENT



                                  by and among


                              NIAGARA CORPORATION,


                            NIAGARA COLD DRAWN CORP.



                                      and



                               QUANEX CORPORATION





                                 APRIL 18, 1997

                               TABLE OF CONTENTS

                                                                                                                     Page
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
ARTICLE I
PURCHASE AND SALE OF THE SHARES; THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

1.1  Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.2  Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.3  The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.4  Actions Taken Prior to the Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.5  Deliveries by the Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.6  Deliveries by Niagara and the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.7  Post-Closing Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

2.1  Organization and Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
2.2  Organizational Documents and Corporate Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
2.3  Equity Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
2.4  Authorization; Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
2.5  Capitalization; Title to the Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
2.6  Consents and Approvals; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.7  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.8  Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.9  Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
2.10  Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
2.11  Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
2.12  Properties and Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
2.13  Certain Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
2.14  Compliance with Laws and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
2.15  Litigation and Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
2.16  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.17  Personnel Information; Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
2.18  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
2.19  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
2.20  Compliance with Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
2.21  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
2.22  Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
2.23  Customers and Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
2.24  Affiliate Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
2.25  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
2.26  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NIAGARA AND THE BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

3.1  Organization and Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
3.2  Authorization; Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
3.3  Consents and Approvals; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
3.4  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20




                                      i
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
ARTICLE IV
ADDITIONAL COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

4.1  Benefit Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
4.2  Further Assurances; Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
4.3  Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
4.4  Confidentiality/Non-Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
4.5  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE V
TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

5.1  Section 338(h)(10) Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
5.2  Tax Indemnity by the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
5.3  Tax Indemnity by Niagara and the Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
5.4  Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
5.5  Allocation of Certain Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
5.6  Return Filings, Refunds and Credits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
5.7  Tax Contests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
5.8  Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
5.9  Termination of Tax Sharing Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
5.10  Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
5.11  Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
5.12  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
5.13  Exclusivity of Article V  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

6.1  Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
6.2  Indemnification by the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
6.3  Indemnification by Niagara and the Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
6.4  Limitations on Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
6.5  Indemnification Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
6.6  Application to Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
6.7  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE VII
MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

7.1  Parties in Interest; No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
7.2  Exhibits and Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
7.3  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
7.4  Waiver of Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
7.5  Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
7.6  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
7.7  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
7.8  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
7.9  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33


Exhibit A - Termination Agreement
Exhibit B - Certificate of Non-Foreign Status

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement"), dated April 18, 1997, is made by and among NIAGARA CORPORATION, a Delaware corporation ("Niagara"), NIAGARA COLD DRAWN CORP., a Delaware corporation and wholly owned subsidiary of Niagara (the "Buyer"), and QUANEX CORPORATION, a Delaware corporation (the "Seller," and together with Niagara and the Buyer, the "Parties").

         WHEREAS, the Seller is the beneficial and record owner of all of the issued and outstanding shares of common stock, par value $1.00 per share (collectively, the "Shares"), of LaSalle Steel Company, a Delaware corporation (the "Company");

         WHEREAS, the Company is engaged in the business of manufacturing cold drawn and chrome-plated steel bars for a variety of applications (the "Business");

         WHEREAS, the Buyer desires to purchase, and the Seller desires to sell, all of the Shares, upon the terms and conditions set forth herein; and

         WHEREAS, prior to Closing (as defined in Section 1.1 hereof) (i) the Seller obtained the consent to its sale of the Shares to the Buyer from each of the banks who are parties to the Seller's Revolving Credit and Term Loan Agreement, dated July 23, 1996 (the "Credit Agreement"), (ii) the Guaranty, dated July 23, 1996, executed and delivered by the Company in connection with the Credit Agreement (the "Guaranty"), was terminated and (iii) the Seller and the Company executed and delivered an agreement (the "Termination Agreement") terminating each of (x) the Intercompany Interest Bearing Open Account Agreement, dated February 24, 1993, by and between the Seller and the Company and (y) the Management Agreement, dated February 24, 1993, between the Seller and the Company.

         NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and intending to be legally bound hereby, the Parties agree as follows:


                                   ARTICLE I

                  PURCHASE AND SALE OF THE SHARES; THE CLOSING

         1.1 Purchase and Sale Upon the terms and subject to the conditions hereof, at the closing referred to in Section 1.3 hereof and taking place simultaneously herewith (the "Closing"), the Seller is selling, assigning, transferring and delivering to the Buyer, and the Buyer is accepting and purchasing from the Seller, free and clear of all Encumbrances (as defined in Section 2.5(b) hereof), the Shares.

         1.2 Consideration Upon the terms and subject to the conditions hereof, in reliance on the representations, warranties, covenants and agreements of the Seller contained herein, and in consideration of the aforementioned sale, assignment, transfer and delivery of the Shares (i) the Buyer is delivering to the Seller, at the Closing, $65,500,000 (the "Estimated Purchase Price"), by interbank or wire transfer of immediately available funds and (ii) on the Adjustment Date (as defined in Section 1.7(e) hereof), the Buyer or the Seller, as the case may be, shall make the payment called for in
Section 1.7(e) hereof.

         1.3 The Closing The Closing of the transactions contemplated hereby is taking place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York on April 18, 1997 (the "Closing Date"), simultaneously with the execution of this Agreement and the other agreements, documents, instruments and writings (collectively, the "Other Documents") executed and delivered by the Parties pursuant hereto or in connection herewith. At the Closing, the actions described in Sections 1.5 and
1.6 hereof are being taken. All such actions shall be deemed to have occurred simultaneously.

         1.4 Actions Taken Prior to the Closing Prior to the Closing, the following actions were taken (which occurred in the order set forth below):

                 (a) the banks who are parties to the Credit Agreement executed and delivered their consent to the sale of the Shares to the Buyer;

                 (b)      the Guaranty was terminated; and

                 (c) the Seller and the Company entered into the Termination Agreement, attached hereto as Exhibit A.

         1.5 Deliveries by the Seller At the Closing, the Seller is delivering to the Buyer (unless delivered previously) the following:

                 (a) stock certificates representing the Shares accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer, with all necessary transfer tax and other revenue stamps affixed thereto;

                 (b)      a receipt for the Estimated Purchase Price;

                 (c) copies of the Certificates of Incorporation and By-laws of the Seller and the Company, certified by the Secretaries of the Seller and the Company, respectively, as being complete and correct;

                 (d) the stock books, stock ledgers and minute books of the Company (all other records of the Company being located on the premises of the Company);

                 (e) copies of the resolutions adopted by the Board of Directors of the Seller, certified by the Secretary of the Seller as having been duly and validly adopted and as being in full force and effect, autho- rizing, among other things, the execution and delivery by the Seller of this Agreement, the Termination Agreement and the Other Documents executed and delivered by the Seller pursuant hereto or in connection herewith, and the performance by the Seller of its obligations hereunder and thereunder;

                 (f) copies of the resolutions adopted by the Board of Directors of the Company, certified by the Secretary of the Company as having been duly and validly adopted and as being in full force and effect, autho- rizing, among other things, the termination of the Guaranty and the execution and delivery by the Company of the Termination Agreement, and the performance by the Company of its obligations thereunder;

                 (g) certificates evidencing the good standing of the Seller and the Company under the laws of the State of Delaware;

                 (h) the resignations of the officers and directors of the Company as requested by the Buyer prior to the Closing;

                 (i) a duly executed Certificate of Non-Foreign Status duly executed by the Seller, attached hereto as Exhibit B; and

                 (j) executed counterparts (or, in the case of the consents referred to in Section 1.4(a) hereof, copies thereof) of all Consents (as defined in Section 2.6 hereof) obtained by the Seller and the Company in connection with this Agreement and the Other Documents.

         1.6 Deliveries by Niagara and the Buyer At the Closing, Niagara or the Buyer, as the case may be, is delivering to the Seller (unless delivered previously) the following:

                 (a)      the Estimated Purchase Price;

                 (b) certificates evidencing the good standing of Niagara and the Buyer under the laws of the State of Delaware;

                 (c) copies of the Certificates of Incorporation and By-laws of Niagara and the Buyer, certified by the Secretaries of Niagara and the Buyer, respectively, as being complete and correct;

                 (d) copies of the resolutions adopted by the Board of Directors of Niagara, certified by the Secretary of Niagara as having been duly and validly adopted and as being in full force and effect, authorizing, among other things, the execution and delivery by Niagara of this Agreement and the Other Documents executed and delivered by Niagara pursuant hereto or in connection herewith, and the performance by Niagara of its obligations hereunder and thereunder; and

                 (e) copies of the resolutions adopted by the Board of Directors of the Buyer, certified by the Secretary of the Buyer as having been duly and validly adopted and as being in full force and effect, autho- rizing, among other things, the execution and delivery by the Buyer of this Agreement and the Other Documents executed and delivered by the Buyer pursuant hereto or in connection herewith, and the performance by the Buyer of its obligations hereunder and thereunder.

         1.7  Post-Closing Adjustment

                 (a) As soon as reasonably practicable, and in any event within 60 days of the Closing Date, the Seller shall deliver to Niagara and the Buyer, in accordance with the provisions of Section
         7.9 hereof, the audited balance sheet of the Company as of March 31, 1997 (the "Closing Financial Statement Date") (once finalized and binding in accordance with this Section 1.7, the "Closing Balance Sheet"), together with the related audited statements of (i) income and retained earnings and (ii) cash flows, each for the period November 1, 1996 through the Closing Financial Statement Date (collectively with the Closing Balance Sheet, once finalized and binding in accordance with this Section 1.7, the "Closing Financial Statements"), prepared (i) from the books and records of the Company,
         (ii) in accordance with generally accepted accounting principles applicable to a fiscal year end ("GAAP"), (iii) on a basis consistent with (x) the audited balance sheet of the Company as at October 31, 1996 (the "1996 Balance Sheet") and the related audited statements of
         (A) income and retained earnings and (B) cash flows, each for the fiscal year then ended and (y) the unaudited balance sheet of the Company as at January 31, 1997, and the related unaudited statements of (A) income and retained earnings and (B) cash flows, each for the three months ending January 31, 1997, (iv) with respect to pension and post- retirement welfare benefits, on an ongoing basis using the actuarial assumptions and procedures used in connection with the 1996 Balance Sheet and without reflecting any adjustment for settlements, curtailments or business combinations relating to the sale of the Shares to the Buyer pursuant to this Agreement and (v) fairly presenting the financial condition and results of operations of the Company as of the Closing Financial Statement Date and for the portion of the fiscal year then ending; provided,however, that the Closing Balance Sheet (which shall be prepared in accordance with GAAP) shall not reflect any reserves, provisions, or accruals for any Taxes (other than deferred income Taxes) relating to any consolidated federal income Tax Returns or any consolidated, combined, affiliated or unitary state, local or foreign income Tax Returns (including, but not limited to, Indiana Corporation Income Tax Returns filed on a combined basis) which include the Company, including, but not limited to, such reserves, provisions or accruals for "Income Taxes Payable to Parent" (which the Parties acknowledge and agree will be subtracted from any intercompany receivable to the Company from the Seller or added to any intercompany payable by the Company to the Seller, as the case may be, in connection with the preparation and finalization of the Closing Balance Sheet). The costs and expenses incurred in connection with the preparation and delivery of the Closing Financial Statements shall be borne by the Seller.

                 (b) From time to time following the Closing and until the Closing Financial Statements have been finalized in accordance with this Section 1.7, Niagara and the Buyer on the one hand, and the Seller on the other hand, shall give each other, and any of its or their independent accountants and authorized representatives, reasonable access during normal business hours to the properties, books, records and personnel of the Seller and the Company, and shall use its or their reasonable best efforts (which shall not be deemed to require the Seller to make any unreasonable expenditures) to cause the Company's independent accountants to make available to each such Party, and its or their authorized representatives, their work papers generated in connection with their review and audit of the Company's financial statements, in each case relating to periods ending on or prior to the Closing Date, for purposes of preparing, reviewing and resolving any disputes concerning the Closing Financial Statements. All such information and access shall be conducted in a manner which does not unreasonably interfere with such other Party's business and operations and shall be subject to the provisions of Section 4.4(a) hereof.

                 (c) Niagara and the Buyer shall have 45 days following delivery of the financial statements referred to in Section 1.7(a) hereof during which to submit to the Seller, in accordance with
         Section 7.9 hereof, a written statement (a "Buyer's Statement") setting forth any disputed item (and shall provide, in reasonable detail, the basis for such dispute) in such financial statements. In this regard, it is understood and agreed that Niagara and the Buyer may themselves prepare financial statements of the Company as of the Closing Date and for the portion of the fiscal year then ended or submit specific changes to the financial statements delivered by the Seller to Niagara and the Buyer pursuant to Section 1.7(a) hereof. The Seller shall cooperate with Niagara and the Buyer as reasonably requested in the preparation of any such financial statements. The costs and expenses incurred in connection with the preparation and delivery of a Buyer's Statement shall be borne by the Buyer. If Niagara and the Buyer fail to submit a Buyer's Statement within such 45-day period, then the financial statements delivered by the Seller to Niagara and the Buyer pursuant to Section 1.7(a) hereof shall be deemed the Closing Financial Statements.

                 (d) In the event Niagara and the Buyer deliver to the Seller a Buyer's Statement, the Parties shall consult and attempt to resolve, as soon as practicable, all disputes set forth therein. In the event the Parties are unable to resolve any such dispute within 30 days of the delivery of the Buyer's Statement, such disputes shall be resolved by Arthur Andersen & Co. (the "Independent Accounting Firm"). If, for any reason, Arthur Andersen & Co. cannot serve as the Independent Accounting Firm or declines to so serve, then such dispute shall be resolved by Coopers & Lybrand and such accounting firm shall be the Independent Accounting Firm for purposes of this Agreement.
         If, for any reason, Coopers & Lybrand cannot serve as the Independent Accounting Firm or declines to so serve, then such disputes shall be resolved by KPMG Peat Marwick and such accounting firm shall be the Independent Accounting Firm for purposes of this Agreement. The Independent Accounting Firm shall be instructed to make its determination as promptly as practicable and such determination shall be final and binding upon the Parties enforceable by appropriate judicial proceedings. The fees and expenses of the Independent Accounting Firm in performing such function shall be shared equally by Niagara or the Buyer, on the one hand, and the Seller, on the other hand. The financial statements delivered by the Seller to Niagara and the Buyer pursuant to Section 1.7(a) hereof, as modified to reflect the resolution of disputes by the Parties or by the Independent Accounting Firm in accordance with this Section 1.7, shall be the "Closing Financial Statements."

                 (e) On the tenth business day following the delivery of the Closing Financial Statements (the "Adjustment Date") either (i) the Buyer shall pay to the Seller the difference between the Purchase Price (as defined below) and the Estimated Purchase Price, if the Purchase Price exceeds the Estimated Purchase Price or (ii) the Seller shall pay to the Buyer the difference between the Purchase Price and the Estimated Purchase Price, if the Estimated Purchase Price exceeds the Purchase Price, in either case by interbank or wire transfer of immediately available funds to an account designated in writing by the recipient of such payment at least two business days prior to the Adjustment Date. In this regard, it is understood and agreed that any payable to or receivable from the Seller as of the Closing Financial Statement Date shall be cancelled without any payment by one Party to another Party in respect thereof. For purposes of this Agreement, (i) "Purchase Price" shall mean the sum of (x) $58,862,000 and (y) Total Equity (as defined below) reduced by Estimated Total Equity (as defined below); (ii) "Total Equity" shall mean the sum of (x) total stockholder's equity stated on the Closing Balance Sheet and (y) the amount of any intercompany payable from the Company to the Seller stated on the Closing Balance Sheet reduced by the amount of any intercompany receivable of the Company from the Seller stated on the Closing Balance Sheet and (iii) "Estimated Total Equity" shall mean $4,709,000, which is the total stockholder's equity stated on the 1996 Balance Sheet reduced by the amount of the intercompany receivable due the Company from the Seller (other than in respect of Taxes) stated on the 1996 Balance Sheet.

                 (f) The rights to indemnification in favor of any Buyer Indemnified Party (as defined in Section 6.3 hereof) pursuant to
         Section 6.3(i) hereof (and any limitations on such rights) shall not be deemed to limit, supersede or otherwise affect the rights of the Buyer and the Seller for a full purchase price adjustment pursuant to this Section 1.7, provided that no claim for indemnification may be made pursuant to
         Section 6.3(i) hereof with respect to any Losses (as defined in Section 6.3 hereof) to the extent that such Losses are included as a liability on the Closing Balance Sheet.

                 (g) Within two business days of the Closing Date, the Seller shall deliver to Niagara and the Buyer, by overnight delivery (Federal Express) to the addresses set forth in Section 7.9 hereof, a statement (the "Intercompany Statement") of the results of the cash activity in the intercompany account between the Seller and the Company (taking into account (i) cash transfers to and from the Seller and (ii) non-cash billings from the Seller only to the extent that such billings result from cash disbursements made by the Seller on behalf of the Company) from (but not including) the Closing Financial Statement Date through (and including) the Closing Date (the "Interim Period"), together with appropriate supporting documentation (including any such supporting documentation that Niagara or the Buyer may reasonably request). Within seven business days of the Closing Date, and notwithstanding the delivery of a Buyer's Intercompany Statement (as defined below), the Buyer shall pay to the Seller, or the Seller shall pay to the Buyer, the amount of the intercompany payable in respect of such activity as set forth on such statement (the "Intercompany Payment"), in either case by interbank or wire transfer of immediately available funds to an account designated in writing by the recipient of such payment at least one business day prior to such date. From and after the Closing, the Seller shall promptly deliver all funds and mail of any kind or form relating to the Business or the Company to the Company's administrative offices in Hammond, Indiana. Niagara and the Buyer shall have 30 days following delivery of the Intercompany Statement during which to submit to the Seller, in accordance with Section 7.9 hereof, a written statement (a "Buyer's Intercompany Statement") setting forth any disputed item (and shall provide, in reasonable detail, the basis for such dispute) in the Intercompany Statement. In the event Niagara and the Buyer deliver to the Seller a Buyer's Intercompany Statement, the Parties shall consult and attempt to resolve, as soon as practicable, all disputes set forth therein. In the event the Parties are unable to resolve any such dispute within 15 days of the delivery of a Buyer's Intercompany Statement, such disputes shall be resolved by the Independent Accounting Firm. The Independent Accounting Firm shall be instructed to make its determination as promptly as practicable and such determination shall be final and binding upon the Parties enforceable by appropriate judicial proceedings. The fees and expenses of the Independent Accounting Firm in performing such function shall be shared equally by Niagara or the Buyer, on the one hand, and the Seller, on the other hand. On the fifth business day following the resolution of all disputes set forth in the Buyer's Intercompany Statement (either by the Parties or by the Independent Accounting Firm) in accordance with this Section 1.7(g), the Buyer or the Seller, as the case may be, shall make a payment to the other in an amount that reflects the resolution of all such disputes. Such payment shall be made by interbank or wire transfer of immediately available funds to an account designated in writing by the recipient of such payment at least two business days prior to such payment date.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

   The Seller represents and warrants to Niagara and the Buyer as follows:

         2.1 Organization and Standing Each of the Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business and operations as now being and, in the case of the Company, as heretofore conducted. The Company received its Certificate of Authority to transact business in the State of Indiana on January 5, 1982, and is currently duly authorized to transact business in such State. The Company has filed its most recent annual report required by Indiana law to be filed with the Indiana Secretary of State, or is not yet required to file such annual report, and the Company has not filed an Application for a Certificate of Withdrawal with the Indiana Secretary of State. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each other jurisdiction set forth on Schedule 2.1 of the disclosure schedule delivered by the Seller to Niagara and the Buyer concurrently herewith (the "Disclosure Schedule"), which, in addition to Indiana, are the only jurisdictions in which the property owned, leased or operated by the Company or the conduct of the Business makes such qualification necessary.

         2.2 Organizational Documents and Corporate Records. (a) The Seller is concurrently delivering to Niagara and the Buyer complete and correct copies of the Certificate of Incorporation and By-laws of the Company as currently in effect. The minute books of the Company (and with respect to the Business, excerpts of the minutes of the Seller) have been made available to Niagara and the Buyer for their inspection, and such minute books (and excerpts) contain complete and correct records in all material respects of all meetings (or, in the case of the Seller, all portions thereof) and consents in lieu of a meeting, of the respective Boards of Directors (and any committees thereof) and, in the case of the Company, its stockholders, and accurately reflect in all material respects all transactions referred to therein. The stock books and ledgers of the Company have been made available to Niagara and the Buyer for their inspection, and such books and ledgers are complete and correct in all material respects.

                 (b) The Seller has made available to Niagara and the Buyer all of the accounting, corporate and financial books and records relating to the Business. Such books and records are, in the aggregate, true, accurate and complete in all material respects and fairly reflect the basis for the Company's financial condition and results of operations as set forth in the Audited Financial Statements (as defined in Section 2.7 hereof) and the Unaudited Financial Statements (as defined in Section 2.7 hereof).

         2.3 Equity Investments The Company does not directly or indirectly own or control any capital stock or other securities of or other interests or investments in any other individual, partnership, firm, trust, association, corporation, joint venture, joint stock company, unincorporated organization, Governmental Authority (as defined in Section 2.6 hereof), or other entity (each of which, a "Person") nor does the Company have any obligation or right to acquire any such capital stock, securities interest or investment.

         2.4 Authorization; Binding Obligation The Seller, and to the extent it is a party thereto, the Company, have all requisite corporate power and authority to execute and deliver this Agreement and the Other Documents executed and delivered by such parties pursuant hereto or in connection herewith, and to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. The execution and delivery of this Agreement and the Other Documents executed and delivered by the Seller and the Company pursuant hereto or in connection herewith, and the consummation of the transactions contemplated hereby and thereby by such parties, have been duly and validly authorized by the Boards of Directors of such parties, and no other corporate proceedings on the part of the Seller or the Company are necessary to authorize this Agreement or the Other Documents executed and delivered by such parties pursuant hereto or in connection herewith, or for such parties to consummate the transactions contemplated hereby and thereby. This Agreement and the Other Documents executed and delivered by the Seller and the Company pursuant hereto or in connection herewith have been duly and validly executed and delivered by such parties and, assuming the due authorization, execution and delivery by Niagara, the Buyer and any other party thereto, constitute legal, valid and binding obligations of the Seller and the Company, as the case may be, enforceable against such parties in accordance with their respective terms. Except as and to the extent set forth on Schedule 2.4 of the Disclosure Schedule, no power of attorney has been granted by the Seller or the Company and is currently in force with respect to any matter relating to the Company, the Shares, the Business or the Company's assets.

         2.5 Capitalization; Title to the Shares . (a) The capitalization of the Company consists of 100,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding. The Company has no other classes of capital stock authorized or outstanding. None of the Company's shares of capital stock have been reserved for any purpose. All of the Shares are duly authorized and validly issued, fully paid, nonassessable and were not issued in violation of any preemptive rights. There are no (i) options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from the Company shares of capital stock of the Company of any class, (ii) outstanding securities of the Company that are convertible into or exchangeable or exercisable for shares of any class of capital stock of the Company, (iii) options, warrants or other rights to purchase from the Company any such convertible or exchangeable securities or (iv) Contracts (as defined in Section 2.13 hereof) of any kind relating to the issuance of any capital stock of the Company, or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject or bound.

                 (b) Immediately prior to the Closing, the Seller was the record and beneficial owner of, and had good and marketable title to, the Shares, free and clear of all Encumbrances (as defined below). The Shares are not subject to any restrictions on transferability other than those imposed by the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities laws. There are no options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire Shares from the Seller pursuant to which the Seller may be obligated to sell or transfer any of the Shares, other than this Agreement. At the Closing, the Seller is transferring good and marketable title to the Shares, free and clear of all Encumbrances. For purposes of this Agreement, "Encumbrances" shall mean and include all liens (including any liens filed under the Internal Revenue Code of 1986, as amended (the "Code") or under the tax laws of any foreign, state or local Governmental Authority), encumbrances, proxies, voting trust arrangements, pledges, security interests, collateral security agreements, financing statements (and similar notices) filed with any Governmental Authority, claims, charges, mortgages, equities, title defects, options, restrictive covenants or restrictions on transfer of any nature whatsoever.

         2.6 Consents and Approvals; No Violation Except as and to the extent set forth on Schedule 2.6 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Other Documents executed and delivered by the Seller and the Company pursuant hereto or in connection herewith, nor the consummation by the Seller or the Company of the transactions contemplated hereby or thereby, nor compliance by the Seller or the Company with any of the provisions hereof or thereof (a) conflicts with any provision of the Certificate of Incorporation or By-laws or other similar organizational documents of the Company or the Seller, (b) requires any consent, Permit (as defined in Section 2.14 hereof) or waiver (collectively, "Consents") of, filing with or notification to, or any other action by, any Governmental Authority (as defined below) by the Company or the Seller, (c) violates any law, rule, regulation, restriction (including zoning), code, statute, ordinance, order, writ, injunction, judgment or decree (collectively, "Laws") of a government or political subdivision thereof, whether federal, state, local or foreign, or any agency, department, commission, board, bureau, court, tribunal, body, administrative or regulatory authority or instrumentality of any such government or political subdivision (collectively, "Governmental Authorities") applicable to the Company or the Seller, or by which any of their businesses, properties or assets (including, without limitation, the Shares) is bound or affected or (d) violates, breaches, or conflicts with, or constitutes (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to pay or result in the imposition of any Encumbrance upon any of the property (including, without limitation, the Shares)) under any of the terms, conditions or provisions of any credit agreement (including, without limitation, the Credit Agreement), letter of credit, guaranty obligation (including, without limitation, the Guaranty), note, bond, mortgage, indenture, Encumbrance, contract, Permit, Order (as defined in Section 2.14 herein), or other instrument or obligation to which the Seller or the Company is a party or by which any of their businesses, properties or assets (including, without limitation, the Shares) is bound or affected.

         2.7 Financial Statements Schedule 2.7 of the Disclosure Schedule consists of complete and correct copies of (i) the audited balance sheets of the Company as at October 31 in each of the years 1994 through 1996, and the related audited statements of (x) income and retained earnings and (y) cash flows, each for the fiscal years then ended (together with the notes thereto), certified by Deloitte & Touche, LLP, the Company's independent public accountants, and accompanied by their reports thereon (collectively, the "Audited Financial Statements") and (ii) the unaudited balance sheet of the Company as at January 31, 1997 (the "January 97 Balance Sheet") and the related unaudited statements of (x) income and retained earnings and (y) cash flows, each for the quarter ended January 31, 1997 (collectively with the January 97 Balance Sheet, the "Unaudited Financial Statements"). The Audited Financial State- ments and the Unaudited Financial Statements (i) have been prepared from the books and records of the Company in accordance with GAAP consistently applied and maintained throughout the periods indicated (except as indicated in the notes thereto and subject in the case of the Unaudited Financial Statements to adjustments and accruals normally made in the preparation of year-end financial statements) and (ii) and fairly presents the financial condition and results of operations of the Company, as at the date thereof and for the periods then ended.

         2.8 Absence of Undisclosed Liabilities The Company has no liabilities or obligations of any nature arising from or relating to its business and operations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) that are required to be reflected or reserved against on the 1996 Balance Sheet (or the notes thereto) in accordance with GAAP which were not reflected or reserved against on the 1996 Balance Sheet, except for liabilities or obligations incurred since October 31, 1996 in the ordinary course of business consistent with past practice. Schedule 2.8 of the Disclosure Schedule sets forth a complete and correct list of all obligations (the "Indebtedness") of the Company at the Closing with respect to borrowed money and letters of credit, and any notes, bonds or similar instruments or under any capitalized lease or guarantee of the Company, and the balances due thereunder. The transfer of the Shares pursuant hereto will not cause the acceleration of or otherwise adversely affect the terms or conditions of such obligations.

         2.9 Accounts Receivable Schedule 2.9(a) of the Disclosure Schedule sets forth a complete and correct list of all accounts and notes receivable ("Accounts Receivable"), together with the customer name, aging and dollar amount, as of the Closing Financial Statement Date. All Accounts Receivable reflected on the 1996 Balance Sheet and the January 97 Balance Sheet, and all Accounts Receivable as of the Closing Date, are (i) except as and to the extent set forth on Schedule 2.9(b) of the Disclosure Schedule, in respect of sales actually made in the ordinary course of business, (ii) subject to no prior assignment or, except as and to the extent set forth on Schedule 2.9(c) of the Disclosure Schedule, Encumbrance and (iii) to the knowledge of those Persons identified on Schedule 2.9(d) of the Disclosure Schedule, subject to no counterclaim or setoff.

         2.10 Inventory All inventory owned or held by the Company and used in the conduct of the Business, including manufacturing supplies, raw materials, components, repair parts, work-in-progress, finished goods and other similar items, whether raw or used ("Inventory") which is reflected on the 1996 Balance Sheet and the January 97 Balance Sheet, and all such Inventory as of the Closing Financial Statement Date, is valued at the lower of cost or market value. To the knowledge of those Persons identified on Schedule 2.10(a) of the Disclosure Schedule, the Inventory reflected on the 1996 Balance Sheet and the January 97 Balance Sheet, and the Inventory as of the Closing Financial Statement Date, consists of items salable in the ordinary course of business except for (i) items of obsolete materials and materials of below-standard quality, which, in the case of Inventory reflected on the 1996 Balance Sheet, have been written off or written down to the Company's best estimate of net realizable value and (ii) items which, after the Closing Financial Statement Date, the Company has a right to return to the respective vendor or supplier. The Inventory reflected on the 1996 Balance Sheet and the Inventory as of the Closing Date does not include any materials held by the Company on consignment from any third parties. All Inventory disposed of by the Company since October 31, 1996 has been disposed of only in the ordinary course of the Company's business consistent with past practice. To the knowledge of those Persons identified on Schedule 2.10(b) of the Disclosure Schedule, all Inventory is free from any defect or other deficiency except for items of obsolete materials and materials of below-standard quality which have been written off or written down to the Company's best estimate of net realizable value. The quantities of all Inventory are reasonable under the current circumstances of the Company's business and operations. Except as and to the extent set forth on Schedule 2.10(c) of the Disclosure Schedule, none of the Inventory is in the possession of others.

         2.11 Absence of Certain Changes or Events Except as and to the extent set forth on Schedule 2.11(a) of the Disclosure Schedule, since October 31, 1996:

                          (i) the Company has operated its business in the ordinary course consistent with past practice;

                          (ii) there has not been any material adverse change in the business, results of operations, assets, liabilities, financial condition or prospects of the Company;

                          (iii) the Company has not incurred any material damage, destruction or loss (whether or not covered by insurance) to its owned or leased property or assets;

                          (iv) the Company has not transferred, licensed, sublicensed, disposed of, abandoned or permitted to lapse or otherwise failed to preserve any material rights to use any Intellectual Property (as defined in Section 2.19 hereof) or disclosed to any third party, other than representatives of Niagara and the Buyer, any trade secret, process or know-how not theretofore a matter of public knowledge relating to the Company's business or operations;

                          (v) the Company has not transferred, disposed of, abandoned or permitted to lapse or otherwise failed to preserve any Permit issued by a Governmental Authority;

                          (vi) the Company has not sold, assigned, leased, transferred, incurred any Encumbrance on or license with respect to, or disposed of, abandoned, or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible) with a book value of $100,000 or more, except in the ordinary course of business consistent with past practice;

                          (vii) the Company has not modified, amended or terminated any Material Contract (as defined in Section 2.13 hereof) other than Material Contracts that are Designated Plans, or, to the knowledge of those Persons identified on
                 Schedule 2.11(b) of the Disclosure Schedule, canceled any debts or claims or waived any rights of substantial value;

                          (viii) the Company has not made, or committed to make, any capital expenditures except capital expenditures made in the ordinary course of business consistent with past practice, of which no such expenditure for a single project exceeds $25,000 and which in the aggregate do not exceed $100,000 and has no uncommitted capital expenditures for projects;

                          (ix) the Company has not incurred any liabilities or obligations of any nature (whether absolute, accrued or contingent, for borrowed money or otherwise, and whether due or to become due) other than (a) Contracts entered into in the ordinary course of business consistent with past practice or
                 (b) Contracts which do not involve monetary obligations by or to the Company of more than $100,000;

                          (x) the Company has not paid, discharged or satisfied any Encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than Encumbrances or liabilities which are (a) incurred in the ordinary course of business or (b) reflected or reserved against on (or in the notes to) the 1996 Balance Sheet and the related audited statements of income and retained earnings, and cash flows;

                          (xi) the Company has not (a) created or entered into any employment agreements that are not terminable at will, (b) granted or agreed to an increase in the compensation of the current or former employees of the Company (other than increases for employees who are not and were not officers of the Company made in the ordinary course of business and consistent with past practices), (c) created or entered into a Designated Plan (as defined in Section 2.16 hereof), or (d) amended any Designated Plan to increase any benefits payable thereunder except as required by the Code or ERISA (as defined in Section 2.16 hereof);

                          (xii) the Seller has not created or entered into a Designated Plan or amended any Designated Plan to increase benefits payable thereunder except as required by the Code or ERISA;

                          (xiii) the Company has not declared, paid or made or set aside for payment or making, any dividend or other payment or distribution of any kind in respect of its capital stock or other securities, or to its securityholder, or directly or indirectly retired, redeemed, purchased or otherwise acquired any shares of its capital stock or other securities;

                          (xiv) the Company has not issued, authorized or proposed the issuance of, reclassified, or sold any shares of its capital stock, or securities convertible into or ex-changeable or exercisable for, or rights, warrants or options to acquire, any such shares or other convertible securities or acquired any capital stock or other securities or interests of any Person, or otherwise made a loan or advance to or investment in any Person;

                          (xv) neither the Company nor, with respect to the Business, the Seller, has made any change in any accounting methods, principles or practices (including, without limitation, changes in depreciation or amortization policies or rates or relating to the establishment or accrual of reserves) or any material election with respect to Taxes (as defined in Section 2.18 hereof);

                          (xvi) except as will be reflected in the Closing Financial Statements, the Company has not paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (whether real, personal or mixed, tangible or intangible) in an amount in excess of $25,000 to, or entered into any agreement, arrangement or transaction with, the Seller or any of the Seller's Affiliates (as defined in Section 2.24 hereof);

                          (xvii) neither the Company nor, with respect to the Business, the Seller, has instituted, settled or agreed to settle any litigation, action or proceeding by or before any Governmental Authority;

                          (xviii) the Company has not ordered any materials
                 from the Seller or any Seller's Affiliate; and

                          (xix) neither the Company nor, with respect to the Business, the Seller, has agreed, whether in writing or otherwise, to take any action described in this Section 2.11.

         2.12 Properties and Assets. (a) The Company has good, valid, marketable and fee simple title to, or a valid leasehold interest in, all of the real property owned or leased by the Company as more particularly described on Schedule 2.12(a)-1 of the Disclosure Schedule (the "Real Property"). Except as and to the extent set forth on Schedule 2.12(a)-2 of the Disclosure Schedule, the Real Property owned or, in respect of the Real Property leased by the Company, its leasehold interest, is subject to no Encumbrance, encroachment, building or use restriction, zoning violation, exception, reservation or limitation.

                 (b) Except as and to the extent set forth on Schedule 2.12(b)-1 of the Disclosure Schedule, the Company and the Seller have not received any written notice advising them of any general or special assessment relating to the Real Property. There are no condemnation or eminent domain proceedings pending (for which written notice has been provided to the Company or the Seller) or, to the knowledge of those Persons identified on Schedule 2.12(b)-2 of the Disclosure Schedule, threatened, against the Real Property by any Governmental Authority. There are no variances, special exceptions, conditions or agreements pertaining to the Real Property imposed or granted by or entered into by the Company with, or, to the knowledge of those Persons identified on Schedule 2.12(b)-3 of the Disclosure Schedule, enforceable by, any Governmental Authority. Except as and to the extent set forth on Schedule 2.12(b)-4 of the Disclosure Schedule, no written notice from any Governmental Authority has been provided to the Company or the Seller requiring or calling attention to the need for any work, repair, construction, alteration or installation on, or in connection with, the Real Property. To the knowledge of those Persons identified on Schedule 2.12(b)-5 of the Disclosure Schedule, the current operations of the Company are permitted uses under applicable zoning regulations and there is no requirement for any special exception, variance or other conditional approval to permit the Company to continue to operate at the respective locations where the Company currently operates.

                 (c) Except as and to the extent set forth in Items 3, 4 and 5 on Schedule 2.12(c)-1, the Company has good, valid and marketable title to, or a valid leasehold interest in, all items of personal property, buildings, improvements, equipment and all other assets and properties (whether personal or mixed, tangible or intangible (and whether or not fully depreciated, amortized or expensed)) used in the Business, and such items are subject to no Encumbrance except as and to the extent set forth in Items 1 and 2 on
         Schedule 2.12(c)-1 of the Disclosure Schedule. All buildings, improvements, equipment or other material assets currently used in connection with the business and operations of the Company are structurally sound, and to the knowledge of those Persons identified on Schedule 2.12(c)-2 of the Disclosure Schedule, contain no material defects. Such buildings, improvements, equipment and other material assets are suitable for their intended use and are subject to no commitment or other arrangement for their sale or use by any third party. Except as and to the extent set forth on Schedule 2.12(c)-3 of the Disclosure Schedule and except for the Inventory, none of the Company's tangible assets are in the possession of others.

                 (d) Except as and to the extent set forth on Schedule 2.12(d) of the Disclosure Schedule, the equipment and other items of tangible personal property of the Company are in good and normal operating condition and repair (ordinary wear and tear excepted).

         2.13 Certain Contracts. Schedule 2.13(a) of the Disclosure Schedule sets forth a complete and correct list of all Material Contracts (as defined below). Complete and correct copies of all written Material Contracts, including any and all amendments and other modifications thereto, have been delivered to or been made available for inspection by Niagara and the Buyer. All Material Contracts (x) are valid and binding obligations of the Company and, to the knowledge of those Persons identified on Schedule 2.13(b) of the Disclosure Schedule, the other parties thereto, (y) are in full force and effect and are enforceable as to the Company and, to the knowledge of those Persons identified on Schedule 2.13(c) of the Disclosure Schedule, the other parties thereto, in accordance with their respective terms and (z) except for any Material Contract that is a Designated Plan, have not been amended or terminated except in the ordinary course of business consistent with past practice. The Company is not in default under nor has it breached in any respect any Material Contract. No other party to any Material Contract (i) has, to the knowledge of those Persons identified on Schedule 2.13(d) of the Disclosure Schedule, breached or is in default thereunder, (ii) has given notice that it intends to terminate such Material Contract or (iii) has altered, in any way adverse to the Company, its performance under such Material Contract. No event or condition has occurred (or is alleged by any other party to a Material Contract to have occurred) which, with or without due notice or lapse of time or both, would constitute, a breach or event of default on the part of the Company, would provide a basis for a valid claim or acceleration under any Material Contract as against the Company or would prevent the Company from exercising and obtaining the full benefits of any rights or options contained therein. For purposes of this Agreement, "Contracts" shall mean and include all leases, contracts, agreements, license agreements, purchase orders, invoices, sales orders, instruments evidencing indebtedness for borrowed money, mortgages or other documents securing any indebtedness for borrowed money, commitments and understandings, written or oral, and all amendments or modifications thereto, to which the Company is a party or by which the Company, or any of the Company's business, properties or assets, is bound; and "Material Contracts" shall mean and include all (a) Contracts evidencing or relating to indebtedness for borrowed money, (b) Contracts relating to the Real Property, (c) Contracts for the development of the Intellectual Property, the license agreements set forth on Schedule 2.19(b) of the Disclosure Schedule and assignments of any Intellectual Property, (d) leases of personal property by or to the Company involving monetary obligations of more than $25,000 per year, (e) purchase or supply Contracts with terms extending for a period of more than three months involving monetary obligations by or to the Company of more than $25,000 per year ( but specifically excluding the informal arrangement identified on Schedule 2.13(a)-1 of the Disclosure Schedule), (f) Contracts with any other direct or indirect subsidiary of the Seller providing for payments in excess of $25,000 or Contracts with any Seller's Affiliate other than such subsidiaries,
(g) any employment, severance, retention, consulting, non-competition or confidentiality Contract, (h) Contracts relating to the shipment or transport of the Company's finished goods involving monetary obligations exceeding $25,000 per year and (i) Contracts which otherwise are material to the Business.

         2.14 Compliance with Laws and Permits. (a) The Business has been conducted and is now being conducted in all material respects in compliance with all Laws and orders, judgments, injunctions, awards, decrees, writs and similar actions ("Orders") of all Governmental Authorities having jurisdiction over the Company and all franchises, licenses, certificates, registrations, permits, authorizations, approvals of, and any required registration with, all Governmental Authorities ("Permits") relating to any of its properties or applicable to the Business.

                 (b)      To the knowledge of those Persons identified on
         Schedule 2.14(a) of the Disclosure Schedule, the Company possesses all Permits necessary to own and operate its properties and assets and to conduct its business as it is currently conducted. To the knowledge of those Persons identified on Schedule 2.14(b) of the Disclosure Schedule, such Permits are valid, subsisting and in full force and effect, and the Company has fulfilled its obligations under each of such Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute, a default or violation under any of such Permits or would permit revocation or termination of any of such Permits. In respect of any such Permits, no proceeding is pending for which notice has been provided to the Company or the Seller or, to the knowledge of those Persons identified on Schedule 2.14(c) of the Disclosure Schedule, threatened, looking toward revocation or termination of any such Permits.

         2.15 Litigation and Arbitration. (a) Neither the Company nor the Seller is subject to any Order affecting the Company or the Business. Neither the Company nor, with respect to the Company, the Seller, is a party to, is bound by, or has any obligation under any settlement agreement affecting the Business or any agreement, waiver or Consent tolling any statute of limitations. Except as and to the extent set forth on Schedule 2.15(a) of the Disclosure Schedule and except for workers compensation claims, there are no claims, actions, causes of action, suits, proceedings, inquiries or investigations pending (for which notice has been provided to the Seller or the Company) or, to the knowledge of those Persons identified on Schedule 2.15(b) of the Disclosure Schedule, threatened against the Company or affecting the

Business, and no such claim, action, suit, inquiry, proceeding or investigation has been pending (for which notice was provided to the Seller or the Company) during the three-year period preceding the date hereof except as and to the extent set forth on Schedule 2.15(c) of the Disclosure Schedule. Schedule 2.15(d) of the Disclosure Schedule sets forth a complete and correct list of all workers compensation claims in excess of $10,000 brought by employees of the Company during the three years prior to the date hereof, together with the amount of all workers compensation claims brought by employees of the Company for each such year. None of the Persons identified on Schedule 2.15(e) of the Disclosure Schedule has knowledge of any fact or circumstance which could reasonably be expected to result in any other claim, action, cause of action, suit, proceeding, inquiry, investigation or Order against the Company or the Business.

                 (b) No claim, action, suit, proceeding, inquiry or investigation set forth on Schedules 2.15(a) or (d) of the Disclosure Schedule, individually or in the aggregate, if adversely decided, could have a material adverse affect on the Company or the Business or prevent the consummation of the transactions contemplated by this Agreement or the Other Documents executed and delivered pursuant hereto or in connection herewith.

         2.16 Employee Benefit Plans. (a) Schedule 2.16(a) of the Disclosure Schedule contains a complete and correct list of (i) all employee welfare benefit and employee pension benefit plans as defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment ("Plans") and (ii) all other material employee benefit agreements or arrangements that are not Plans ("Benefit Arrangements"), including without limitation deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, retention incentive agreements, non-competition agreements, consulting agreements, confidentiality agreements, vacation policies, and other similar plans, agreements and arrangements that are currently in effect or were maintained within three years of the date hereof, or have been approved before this date but are not yet effective, for the benefit of directors, officers, employees or former employees (or their beneficiaries) of the Company (Plans and Benefit Arrangements being collectively referred to herein as "Designated Plans"). Schedule 2.16(a) of the Disclosure Schedule identifies each of the Plans that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

                 (b) With respect to each Designated Plan, the Seller or the Company has heretofore delivered to Niagara and the Buyer, complete and correct copies of each of the following documents:

                          (i) the Designated Plan and any amendments thereto (or if the Designated Plan is not a written Plan, a description thereof);


                          (ii)    the three most recent annual Form 5500
                 reports;

                          (iii)   the three most recent actuarial reports;

                          (iv) the three most recent reports prepared in accordance with Statement of Financial Accounting Standards No. 87;

                          (v)     the most recent summary plan description;

                          (vi) the trust agreement, group annuity contract or other funding agreement that provides for the funding of the Designated Plan;

                          (vii)   the most recent financial statement; and

                          (viii) the most recent determination letter received from the Internal Revenue Service ("IRS") with respect to each Designated Plan that is intended to qualify under Section 401 of the Code.

                 (c) No asset of the Company, or any entity (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code (an "ERISA Affiliate"), is the subject of any lien arising under Section 302(f) of ERISA or
         Section 412(n) of the Code; no Company or ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security.

                 (d) The Pension Benefit Guaranty Corporation ("PBGC") has not instituted proceedings to terminate any pension benefit plan as defined in Section 3(1) of ERISA that is maintained or contributed to by the Company or any ERISA Affiliate and no condition exists that presents a material risk that such proceedings will be instituted.

                 (e) Except as and to the extent set forth on Schedule 2.16(b) of the Disclosure Schedule, no pension benefit plan as defined in Section 3(1) of ERISA that is maintained or contributed to by the Company or any ERISA Affiliate had an accumulated funding deficiency as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of the Plan ending on or prior to the Closing Date. All contributions required to be made with respect to any Plan on or prior to the Closing Date have been timely made or will be reflected on the Closing Balance Sheet.

                 (f) Neither the Company nor any entity that was at any time during the six-year period ending on the date hereof an ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or incurred any liability with respect to a plan that is both a multiemployer plan (as defined in Section 3(37) of ERISA) and a pension benefit plan (as defined in Section 3(1) of ERISA) or a plan described in Section 4063(a) of ERISA.

                 (g) To the knowledge of the Seller and the Company, neither the Company nor any other entity has engaged in a transaction that could reasonably be expected to result in the imposition upon the Company of a civil penalty under Section 409 or 502(i) of ERISA or a tax under Section 4975 or 4976 of the Code with respect to any Designated Plan.

                 (h) Each Designated Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code.

                 (i) The terms of all Designated Plans that are intended to qualify under Section 401(a) of the Code (i) have been determined by the IRS to qualify under Section 401(a) of the Code or (ii) of the applicable remedial amendment periods under Section 401(b) of the Code will not have expired prior to the Closing Date. The Seller and the Company have no knowledge of any event or circumstance that could reasonably be expected to cause the IRS to disqualify any Designated Plan that is intended to qualify under Section 401(a) of the Code. To the knowledge of the Seller and the Company, each Designated Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements.

                 (j) Schedule 2.16(a) of the Disclosure Schedule identifies each Designated Plan that provides medical, surgical, hospitalization, or life insurance benefits (whether or not insured by a third party) for employees or former employees of the Company for periods extending beyond their retirements or other terminations of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any pension benefit plan as defined in Section 3(1) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

                 (k) Except as and to the extent set forth on Schedule 2.16(c) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and the Other Documents, either alone or in conjunction with another event (such as a termination of employment), will not (i) entitle any current or former employee or officer of the Company, to severance pay, or any other payment under a Designated Plan, (ii) accelerate the time of payment or vesting of benefits under a Designated Plan or (iii) increase the amount of compensation due any such employee or officer.

                 (l) There is no litigation, action, proceeding, or claim pending, or to the knowledge of the Seller and the Company, threatened or contemplated relating to any Designated Plan (other than routine claims for benefits).

                 (m) Except as and to the extent set forth on Schedule 2.16(d) of the Disclosure Schedule, neither the Company nor any entity that was at any time during the six-year period ending on the date hereof an ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied in full (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA). No condition exists for which the PBGC is authorized to seek from the Company or an ERISA Affiliate a late payment charge under Section 4007(b) of ERISA. Except as and to the extent set forth on Schedule 2.16(e) of the Disclosure Schedule, no condition exists that presents a risk that the Company or an ERISA Affiliate will incur any liability under Title IV of ERISA (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA).

                 (n) During the six-year period ending on the day before the Closing Date, no "reportable event" within the meaning of Section 4043(c) of ERISA with respect to which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to the LaSalle Steel Company Pension Plan for Hourly Employees.

         2.17  Personnel Information; Labor Relations.

                 (a) Schedule 2.17(a) of the Disclosure Schedule sets forth a complete and correct list of all directors and officers of the Company and all other individuals employed by the Company as of the close of business on the day prior to the date hereof, together with such individual's title and/or job description and date of hire, and, for each salaried individual, such individual's salary (with last date of increase) and incentive compensation paid in respect of the last calendar year, and Benefit Arrangements (as defined in Section 2.16 hereof). Except as and to the extent set forth on Schedule 2.17(a) of the Disclosure Schedule, as of the date prior to the date hereof, neither the Company nor the Seller has received notification that any of the current employees of the Company presently plans to terminate his or her employment during the 1997 calendar year, whether by reason of the transactions contemplated by this Agreement (and the Other Documents) or otherwise.

                 (b) Except as and to the extent set forth on Schedule 2.17(b) of the Disclosure Schedule: (i) there is no labor strike, stoppage, lockout or material dispute or material slowdown pending or, to the knowledge of those Persons identified on Schedule 2.17(c) of the Disclosure Schedule, threatened against the Company, and there has not been any such action during the last three years; (ii) the Company is not a party to or bound by any (A) collective bargaining or similar agreement with any labor organization (complete and correct copies of which have heretofore been delivered to the Buyer and Niagara) or (B) written work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company (complete and correct copies of which have hereto been delivered to the Buyer and Niagara); (iii) no employee of the Company is represented by any labor organization and, to the knowledge of those Persons identified on Schedule 2.17(d) of the Disclosure Schedule, there are no current union organizing activities among the employees of the Company; (iv) there are no material written personnel policies, rules or procedures applicable to employees of the Company (complete and correct copies of which have heretofore been delivered to the Buyer and Niagara); (v) the Company is, and during the last three years has been, in material compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act; (vi) there is no unfair labor practice charge or complaint against the Company pending (for which notice has been provided to the Seller or the Company) or, to the knowledge of those Persons identified on Schedule 2.17(e) of the Disclosure Schedule, threatened before the National Labor Relations Board or any similar state or foreign agency; (vii) there have been no arbitration proceedings or material grievance proceedings arising out of any collective bargaining agreement during the last three years;
         (viii) no charges with respect to or relating to the Company are pending (for which notice has been provided to the Seller or the Company) before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (ix) neither the Company nor the Seller has received notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to the Company and no such investigation is in progress; and (x) there are no complaints, lawsuits or other proceedings pending (for which notice has been provided to the Seller or the Company) or, to the knowledge of those Persons identified on
         Schedule 2.17(f) of the Disclosure Schedule, threatened in any forum by or on behalf of any present or former employee of the Company, any applicant for employment or classes of the foregoing, alleging breach of any express or implied contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

                 (c) During the last four years, the Company has not effectuated (i) a "plant closing" (as defined in the Worker Adjustment Retraining Notification Act of 1988 (the "WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company; nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as and to the extent set forth on Schedule 2.17(g) of the Disclosure Schedule, none of the Company's employees has suffered an "employment loss" (as defined in the WARN Act) in the six-month period preceding the date hereof.

                 (d) The Company is in compliance in all material respects with all Laws relating to employment or labor, including, without limitation, ERISA, the WARN Act and those Laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and payment and withholding of Taxes.

         2.18 Taxes. Except as and to the extent set forth in Schedule 2.18(a) of the Disclosure Schedule:

                 (a) The Company and any affiliated group (within the meaning of Section 1504 of the Code) or similar group under state, local or other applicable Law of which the Company is or has been a member ("Affiliated Group") have filed, or caused to be filed, or there have been filed on their behalf, in a timely manner, all Tax Returns (as defined below) required to be filed on or before the date hereof (taking into account any and all extensions) by or including the Company and all such Tax Returns are complete and correct in all material respects.

                 (b) All Taxes (as defined below) due and payable or claimed to be due and payable from the Company have been timely paid in full or are not yet delinquent. Since October 31, 1996, the Company has not incurred any Taxes other than in the ordinary course of business.

                 (c) The Company has complied in all respects with all applicable Laws relating to the withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws), has, within the time and in the manner prescribed by such Laws, withheld and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all such applicable Laws and has, within the time and within the manner prescribed by such Laws, filed all Tax Returns with respect to such withholding.

                 (d) Except for liens for ad valorem Taxes and real and personal property Taxes not yet delinquent, there are no Encumbrances for Taxes upon the Company's assets.

                 (e) In respect of the Company's Taxes, the Company has not requested, nor has any Person requested on its behalf, any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed.

                 (f) Except for Taxes in connection with leases of personal property by or to the Company, the Company has no liability for the Taxes of any other Person by Contract or as transferor or successor.

                 (g) There are no outstanding waivers or extensions of time regarding the application of the statute of limitations with respect to any Taxes of the Company or Tax Returns required to be filed by or including the Company.

                 (h) No deficiency or claim has been formally proposed, asserted or assessed with regard to any Taxes of the Company or Tax Returns including or required to be filed by the Company, which has not been resolved and paid in full.

                 (i) No audits or other administrative proceedings or court proceedings are presently pending, and no written notification of such proceedings has been received by the Seller or the Company, with regard to any Taxes of the Company or Tax Returns required to be filed by or including the Company.

                 (j) Except for leases of personal property by or to the Company, the Company is not a party to, is not bound by, and has no obligation under, any Contract providing for the allocation or sharing of Taxes.

                 (k) No power of attorney has been granted with respect to any matter relating to Taxes of the Company which is currently in force.

                 (l) The Company is not a party to any Contract that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                 (m)      The Company has not filed a consent pursuant to
         Section 341(f) of the Code (or any predecessor provision) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company.

                 (n) No property of the Company is property that the Company or any Party is or will be required to treat as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                 (o) The Company has not agreed to make, or is not required to make, any adjustment under Section 481(a) of the Code.

                 (p) The Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

                 (q) The consolidated federal income Tax Returns of the affiliated group (within the meaning of Section 1504 of the Code) of which the Seller is the common parent (within the meaning of Section 1504 of the Code) and which includes the Company have been audited by the IRS for all taxable periods through the taxable period ended October 31, 1992, and the Company has been a member of such affiliated group since December 30, 1981. The Indiana Corporation Income Tax Returns which included the Company and which have been filed on a combined basis with the Seller have been audited for all taxable periods through the taxable period ended October 31, 1994 and the Michigan Single Business Tax Return filed on behalf of the Company has not been audited for any taxable periods. The Company does not file and, to the knowledge of those Persons identified on Schedule 2.18(b) of the Disclosure Schedule, is not required to file, income Tax Returns in any other jurisdiction.

                 (r) The Seller has provided to Niagara and the Buyer or their representatives (i) complete and correct copies of the relevant portions of the consolidated federal income Tax Returns relating to the Company and filed by or including the Company for the taxable periods ended October 31, 1993, 1994 and 1995, (ii) complete and correct copies of the state, local and foreign income Tax Returns, (or, in the case of consolidated or combined state, local, and foreign income Tax Returns the relevant portions thereof) relating to the Company and filed by or including the Company for the taxable periods ended October 31, 1993, 1994 and 1995, and (iii) all examination reports, closing agreements and statements of deficiencies, if any, relating to the audit of such Tax Returns or relevant portions thereof by the IRS or the relevant state, local or foreign taxing authorities.

                 (s) For purposes of this Agreement, "Taxes" shall mean and include all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, gains, use, license, capital stock, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto; and "Tax Returns" shall mean and include all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms, or information returns relating to Taxes or other written information required to be supplied to a taxing authority in connection with Taxes (including any amended Tax Returns).

         2.19  Intellectual Property.

                 (a) The Company has the right and authority to use all of the Intellectual Property (as defined below) that is used in the Business as currently conducted or is the subject of an issued patent or registra- tion, and the Company had the right and authority to use all of the Intellectual Property used in the Business as heretofore conducted, and, to the knowledge of those Persons identified on
         Schedule 2.19(a) of the Disclosure Schedule, such use does not and did not conflict with, infringe upon or violate any patent, trademark, copyright, trade secret or other proprietary, personal or other right of any other Person and no claim is existing or has been made in the past three years to that effect. There are no, and, in the past three years, have not been, any administrative, judicial, arbitration or other adversary proceedings in any court, intellectual property registry or other adjudicatory forum involving the Company and third parties concerning the Intellectual Property or any third parties' intellectual property.

                 (b) The Intellectual Property is not subject to any Encumbrances, licenses or sublicenses in favor of third parties or other Contracts, except the license agreements and other Contracts set forth on Schedule 2.19(b) of the Disclosure Schedule, which sets forth a complete and correct list of each Intellectual Property license agreement and such other Contract presently in force, to which the Company is a party or by which it is bound (whether as the licensor or licensee), indicating, as to each, the parties (specifying which party is the licensor and which party is the licensee), the title of the agreement, the date executed, and the general subject matter. The Seller does not have, and will not retain after the Closing, any interest in the Intellectual Property.

                 (c) Schedule 2.19(c) of the Disclosure Schedule sets forth a complete and correct list of each United States and foreign
         (i) patent and patent application, indicating as to each, the country, the patent number (or application number), the U.S. patent title, the date issued, and the expiry date; (ii) registered trademark, servicemark, or tradename and application therefor, indicating, as to each, the country, the mark, the registration number (or application number); (iii) copyright registration and copyright application indicating, as to each, the country, the title of the work, the date issued, and the copyright number; in each case owned in whole or in part by the Company. Except as and to the extent set forth on
         Schedule 2.19(c) of the Disclosure Schedule, the Company is the current record owner of all registrations and applications set forth on the Disclosure Schedule, the patents, applications and registrations set forth on Schedule 2.19(c) of the Disclosure Schedule are subsisting and in good standing, all maintenance fees currently due have been paid, and no challenges to title thereto are pending before the applicable intellectual property registry.

                 (d)      To the knowledge of those Persons identified on
         Schedule 2.19(d) of the Disclosure Schedule, the items of Intellectual Property are valid and enforceable and there are no infringements of the Company's rights in and to the Intellectual Property by any third party. The Company has not entered into any consent, indemnification, forbearance to sue or settlement agreement with any Person relating to any item of Intellectual Property or those of any third party. The consummation of the transactions contemplated by this Agreement and the Other Documents will not result in the loss or impairment of any of the Company's rights to own or use any Intellectual Property.

                 (e) For purposes of this Agreement, "Intellectual Property" shall mean and include all (i) U.S. and foreign (registered and unregistered) patents, copyrights, trademarks, logos, proprietary designs, phrases and other identifications, tradenames and service marks used by the Company in the conduct of the Business including, the name "LaSalle Steel Company" in those countries which it is registered or currently in use and all variations thereon and all logos, designs, phrases and other identifications or derivations thereof used by the Company in the conduct of the Business, together with the goodwill of the Business symbolized thereby, the right to sue for past infringement or misappropriation thereof, and all applications and registrations therefor, (ii) software and computer programs, and all user manuals, training manuals and technical documentation relating to the Business, together with the Company's proprietary rights therein and the right to sue for past infringement or misappropriation thereof and (iii) proprietary information, technology, trade secrets, know- how, inventions, drawings and technical or marketing information relating to the Business, together with the Company's proprietary rights therein and the right to sue for past infringement or misappropriation thereof and (iv) any licenses relating to the use of any of the items contained in (i)-(iii) of this Section 2.19(e).

         2.20  Compliance with Environmental Laws.

                 (a)      To the knowledge of those Persons identified on
         Schedule 2.20(b) of the Disclosure Schedule, the Seller has provided to Niagara or the Buyer all material information necessary to put Niagara or the Buyer on notice of any and all of the following environmental conditions affecting the Company's facilities:

                          (i) any actual or alleged non-compliance with Environmental Laws (as defined below); and

                          (ii) any pending or threatened Environmental Claim (as defined below).

                 (b) For purposes of this Agreement, information shall be deemed to have been provided to Niagara and the Buyer if (i) it is set forth on Schedule 2.20(a) of the Disclosure Schedule, (ii) it is set forth in documents made available by the Seller, the Company or their agents for inspection by Niagara, the Buyer or their agents, (iii) it is identified in writing to Niagara, the Buyer or their agents or (iv) Niagara or the Buyer has knowledge of, or is on notice of, the information from any other source. Nothing in this Agreement shall require the Seller to disclose communications protected from disclosure by attorney-client privilege or any other lawful privilege, it being agreed that a claim of privilege does not absolve the Seller of any obligation to make disclosure of factual information if required by Section 2.20(a) hereof.

                 (c) Notwithstanding any other provision of this Agreement, the representations and warranties set forth in Section 2.20(a) are the only representations and warranties relating to Environmental Matters made by the Seller in connection with the transactions contemplated by this Agreement, and the Seller shall have no responsibility with respect to any Environmental Matter other than claims based on a breach of the representations and warranties contained in Section 2.20(a) hereof.

                 (d)      For purposes of this Agreement:

                          (i) "Environmental Claim" shall mean and include any notice from any Person (including any employee of the Company) of the existence of, or potential liability (including without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from (a) the presence or release into the environment, of any Hazardous Material at any location, whether or not owned by the Company or the Seller or (b) any violation or alleged violation of any Environmental Law.

                          (ii) "Environmental Laws" shall mean and include all federal, state, local and foreign Laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                          (iii) "Environmental Matters" shall mean and include all costs, liabilities, obligations and proceedings arising under the Environmental Laws or related to emissions, dis-charges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, and shall include without limitation all Environmental Claims.

                          (iv) "Hazardous Materials" shall mean and include all chemicals, pollutants, contaminants, wastes, toxic substances, and any other substances regulated as hazardous under Environmental Laws.

         2.21 Insurance Schedule 2.21(a) of the Disclosure Schedule sets forth a complete and correct list as of the Closing Date of all primary, excess and umbrella policies, bonds and other forms of insurance, and renewals thereof, owned or held by or on behalf of or providing insurance coverage to or for the benefit of the Company, copies of which have previously been provided to Niagara and the Buyer or their representatives. All of such insurance policies are in full force and effect, all premiums currently payable or previously due have been paid, no notice of cancellation or termination has been received with respect to any such policy and no assignment of proceeds or Encumbrance exists with respect to the proceeds of any such policy. The unpaid claims reported by the Company (or the Seller with respect to the Business) to the insurer under such policies are set forth on Schedule 2.21(b) of the Disclosure Schedule.

         2.22 Bank Accounts Schedule 2.22 of the Disclosure Schedule sets forth a complete and correct list of (i) the names and locations of all financial institutions at which the Company (or the Seller with respect to the Business) maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement, (ii) the number or other identification of all such accounts and arrangements and (iii) the names of all Persons authorized to draw thereon or have access thereto.

         2.23 Customers and Suppliers There have been no material adverse changes in the relationships between the Company and its customers and suppliers since October 31, 1996. Except as and to the extent set forth on
Schedule 2.23(a) of the Disclosure Schedule, the Company and, with respect to the Business, the Seller, have not been provided with any notice that any significant supplier, manufacturer or customer intends to cease doing business with the Company. To the knowledge of those Persons identified on Schedule 2.23(b) of the Disclosure Schedule, there are no facts or circumstances (including, without limitation, the transactions contemplated by this Agreement and the Other Documents) that could reasonably be expected to have a material adverse affect on the Company's relationships with its customers, suppliers and manufacturers.

         2.24 Affiliate Transactions Schedule 2.24 of the Disclosure Schedule sets forth a correct and complete list of all arrangements or transactions since October 31, 1993 between the Company, on the one hand, and the Seller or any affiliate or associate of the Company or the Seller, or any business or entity in which the Seller, the Company, or any affiliate or associate thereof, has or had any direct or indirect interest (collectively, the "Seller's Affiliates"), on the other hand (other than (i) dividends and distributions of profits as reflected on the Audited Financial Statements and
(ii) transactions entered into in the ordinary course of business consistent with past practice), that involves an obligation or commitment on the part of or for the benefit of the Company or such Seller's Affiliate of more than $10,000 in any fiscal year. The Company and the Seller have terminated each of the Quanex Management Agreement and the Intercompany Interest Bearing Open Account Agreement, each dated February 24, 1993, by and between the Company and the Seller, and such agreements are of no further force or effect.

         2.25 Brokers Neither the Buyer nor the Company has or will have any obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee or expenses in connection with this Agreement or the Other Documents, or the transactions contemplated hereby or thereby, by reason of any action taken by or on behalf of the Seller or, with respect to actions taken on or before the Closing Date, the Company.

         2.26 Disclosure The Seller has not knowingly failed to disclose to the Buyer any facts material to the Company's business, results of operations, assets, liabilities or financial condition. No representation or warranty by the Seller in this Agreement and no statement by the Seller or the Company in any Other Document (including the Schedules of the Disclosure Schedule), contains any untrue statement of a material fact or omits to state any material fact necessary, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF NIAGARA AND THE BUYER

         Each of Niagara and the Buyer severally represents and warrants to the Seller with respect to such Party as follows:

         3.1 Organization and Standing Such Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and such Party has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business and operations as it is now being conducted.

         3.2 Authorization; Binding Obligation Such Party has all requisite corporate power and authority to execute and deliver this Agreement and the Other Documents executed and delivered by such Party pursuant hereto or in connection herewith and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by such Party of this Agreement and the Other Documents executed and delivered by such Party pursuant hereto or in connection herewith and the consummation of the transactions contemplated hereby and thereby by such Party have been duly and validly authorized by the Board of Directors of such Party and no other corporate proceedings on the part of such Party are necessary to authorize this Agreement or the Other Documents executed and delivered by such Party pursuant hereto or in connection herewith or to consummate the transactions contemplated hereby or thereby. This Agreement and the Other Documents executed and delivered by such Party pursuant hereto or in connection herewith have been validly executed and delivered by such Party and, assuming the due authorization, execution and delivery by the Seller, the Company and any other party thereto, constitute legal, valid and binding obligations of such Party, enforceable against such Party in accordance with their respective terms.

         3.3 Consents and Approvals; No Violation Except for (i) filings or recordings in public offices necessary in connection with the financing arrangements of the Buyer and its affiliates and (ii) post-Closing securities law filings, neither the execution and delivery of this Agreement and the Other Documents executed and delivered by such Party pursuant hereto or in connection herewith, nor the consummation by such Party of the transactions contemplated hereby or thereby, nor compliance by such Party with any of the provisions hereof or thereof (a) conflicts with any provision of the Certificate of Incorporation or By-laws of such Party, (b) requires any Consent of, filing with or notification to, or any other action by, any Governmental Authority by such Party, (c) violates any Law of any Governmental Authority applicable to such Party, or by which any of its businesses, property or assets is bound or affected or (d) violates, breaches, or conflicts with, or constitutes (with or without due notice or lapse of time or both) a default (or gives rise to any right of termination, cancellation or acceleration or any obligation to pay or result in the imposition of any Encumbrance upon any of the property) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Encumbrance, Contract, Permit, Order, or other instrument or obligation to which such Party is a party or by which any of its businesses, property or assets is bound or affected.

         3.4 Brokers The Seller does not have, nor will the Seller have, any obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee or expenses in connection with this Agreement or the Other Documents, or the transactions contemplated hereby or thereby, by any action taken by or on behalf of such Party.

                                   ARTICLE IV

                              ADDITIONAL COVENANTS

         4.1  Benefit Matters.

                 (a)      Salaried Pension Plan.

                 (i) As soon as practicable following the determination of the Permitted Transfer Amount (as defined below) in accordance with
         Section 4.1(a)(ii) hereof, the Seller shall direct the trustee of the Quanex Corporation Salaried Employees' Pension Plan to transfer, in cash, from the trust maintained under the Quanex Corporation Salaried Employees' Pension Plan to the trust maintained under the LaSalle Steel Company Salaried Employees' Pension Plan (the "Buyer Salaried Pension Plan"), an amount equal to the amount required to be transferred pursuant to Section 414(1) of the Code (determined as of the Closing Date) with respect to current and former employees of the Company set forth on Schedule 4.1(a) of the Disclosure Schedule (the "Salaried Participants") and their beneficiaries calculated utilizing such actuarial assumptions as are agreed upon by the enrolled actuaries for the Quanex Corporation Salaried Employees' Pension Plan and the Buyer Salaried Pension Plan, which agreement shall not be withheld unreasonably (the "Permitted Transfer Amount"), provided, however, that to the extent permitted by Section 414(1) of the Code, the Permitted Transfer Amount shall be equal to $6,709,000 adjusted for (i) contributions reflected on the Closing Balance Sheet and benefit distributions made to the Salaried Participants and their beneficiaries during the period (the "Adjustment Period") commencing on October 31, 1996 and ending on the date on which the transfer occurs (the "Transfer Date") and (ii) a pro rata share of the Quanex Corporation Salaried Employees' Pension Plan actual investment earnings or losses occurring during the Adjustment Period and Plan administrative expenses actually paid from the Quanex Corporation Salaried Employees' Pension Plan during the Adjustment Period (the "Fixed Transfer Amount"); provided, further, that (i) if the Permitted Transfer Amount is less than the Fixed Transfer Amount, then the Permitted Transfer Amount shall be transferred from trust to trust, and the Seller shall pay to the Buyer, in cash on the Transfer Date, the excess of the Fixed Transfer Amount over the Permitted Transfer Amount and (ii) if the Permitted Transfer Amount exceeds the Fixed Transfer Amount, then the Permitted Transfer Amount shall be transferred trust to trust, and the Buyer shall pay to the Seller, in cash on the Transfer Date, the excess of the Permitted Transfer Amount over the Fixed Transfer Amount.

                 (ii) The Seller shall deliver to Niagara and the Buyer (in accordance with the provisions of Section 7.9 hereof) as soon as reasonably practicable, and in any event within 60 days of the Closing Date, a statement setting forth the proposed Fixed Transfer Amount and Permitted Transfer Amount (collectively, the "Transfer Amounts") as certified by the Seller's actuaries (the "Seller's Transfer Amount Statement"). The costs and expenses incurred in connection with the preparation and delivery of the Seller's Transfer Amount Statement shall be borne by the Seller. Niagara and the Buyer shall have 45 days following the delivery of the Seller's Transfer Amount Statement during which to submit to the Seller, in accordance with the provisions of Section 7.9 hereof, a written statement setting forth any dispute therewith (a "Buyer's Transfer Amount Statement"). The costs and expenses incurred in connection with the preparation of a Buyer's Transfer Amount Statement shall be borne by the Buyer. If Niagara and the Buyer fail to submit a Buyer's Transfer Amount Statement within such 45-day period, then the proposed Transfer Amounts set forth on the Seller's Transfer Amount Statement, as further adjusted in accordance with Section 4.1(a) hereof, shall be deemed the Transfer Amounts. In the event Niagara and the Buyer deliver a Buyer's Transfer Amount Statement, the Parties shall consult and attempt to resolve, as soon as practicable, all disputes set forth therein. In the event the Parties are unable to resolve any such dispute within 30 days of the delivery of the Buyer's Transfer Amount Statement, such dispute shall be resolved by a nationally recognized independent actuarial firm mutually acceptable to the Parties (the "Independent Actuarial Firm"). The Independent Actuarial Firm shall be instructed to make its determination as promptly as practicable and such determination shall be final and binding upon the Parties enforceable by appropriate judicial proceedings. The fees and expenses of the Independent Actuarial Firm shall be shared equally by the Buyer and the Seller. The proposed Transfer Amounts set forth in the Seller's Transfer Amount Statement, as modified to reflect the resolution of disputes by the Parties or by the Independent Actuarial Firm in accordance with this Section 4.1, shall be the "Transfer Amounts".

                 (iii) From time to time during the Adjustment Period, Niagara and the Buyer on the one hand, and the Seller on the other hand, shall give the other, and any of its or their independent actuaries and authorized representatives, reasonable access during normal business hours to the properties, books, records and personnel of the Seller and the Company, and shall use all reasonable efforts to cause their independent actuaries to make available to each such other Party and its or their authorized representatives their work papers generated in connection with the preparation of the Seller's Transfer Amount Statement and any Buyer's Transfer Amount Statement for purposes of resolving any disputes concerning the Transfer Amounts.

                 (iv) As soon as reasonably practicable, the Parties shall cooperate with each other in making any required filings, including Forms 5310-A (with all attachments), reflecting the transfer of assets and assumption of liabilities pursuant to this Section 4.1(a). In connection and concurrent with such transfer, the liabilities under the Quanex Corporation Salaried Employees' Pension Plan in respect of the Salaried Participants shall be transferred to the Buyer Salaried Pension Plan.

                 (b) Savings Plans. As soon as reasonably practicable, and in any event within 90 days of the Closing Date, each participant in the Quanex Corporation Employee Savings Plan or the Quanex Corporation Hourly Bargaining Unit Employee Savings Plan (collectively, the "Seller Savings Plans") who is an employee or former employee of the Company shall have the right to elect to receive a distribution of all or a portion of such employee's account balance in the applicable Seller Savings Plan (subject to, and in accordance with, the provisions of the respective plan and applicable
         Law). The Buyer shall take any and all necessary action to cause the trustee of the Niagara Cold Drawn 401(k) Retirement Plan (the "Buyer Savings Plan"), if requested to do so by a distributee, to accept the "roll over" of all or a portion of any such distribution from the applicable Seller Savings Plan.

                 (c) Group Benefits Plan. The Buyer hereby assumes all liabilities under the Quanex Corporation Group Benefits Plan for all participants who are employees or former employees of the Company, as set forth on Schedule 4.1(b) of the Disclosure Schedule, and their dependents, as of the Closing Date (the "LaSalle Group Benefit Plan Participants") subject to the terms and conditions of such plan. Effective as of the Closing, the Seller shall (i) cause the Company to terminate its participation as an adopting employer with respect to the Quanex Corporation Group Benefits Plan and (ii) cause that portion of the Quanex Corporation Group Benefit Plan covering the LaSalle Group Benefits Plan Participants to be spun-off into a new welfare benefit plan entitled the "LaSalle Steel Company Group Benefits Plan" which shall be sponsored by the Company and which, as of the Closing, shall otherwise be substantially identical to the Quanex Corporation Group Benefits Plan.

                 (d) Deferred Compensation Plan. Effective as of the Closing, the Seller shall cause the Company to terminate its participation as an adopting employer with respect to the Quanex Corporation Deferred Compensation Plan maintained for the benefit of current and former key salaried employees of the Seller and its subsidiaries and their beneficiaries. None of the Company, the Buyer or Niagara shall assume any liability with respect to the Quanex Corporation Deferred Compensation Plan.

                 (e) Executive Incentive Compensation Plan. Effective as of the Closing, the Seller shall cause the Company to terminate its participation as an adopting employer with respect to the Quanex Corporation Executive Incentive Compensation Plan maintained for the benefit of current and former key salaried employees of the Seller and its subsidiaries and their beneficiaries. None of the Company, the Buyer or Niagara shall assume any liability with respect to the Quanex Corporation Executive Incentive Compensation Plan.

                 (f) Management Incentive Program. Effective as of the Closing, the Seller shall cause the Company to terminate its participation as an adopting employer with respect to the Quanex Corporation Management Incentive Program maintained for the benefit of current and former employees of the Seller and its subsidiaries and their beneficiaries. Effective as of the Closing, the Seller shall cause that portion of the Quanex Corporation Management Incentive Program covering current and former salaried employees of the Company and their beneficiaries to be spun-off into a new deferred compensation plan entitled the "LaSalle Steel Company Management Incentive Program" which shall be solely a contractual obligation of the Company and which, as of the Closing, shall otherwise be substantially identical to the Quanex Corporation Management Incentive Program.

                 (g) Supplemental Salaried Employees' Pension Plan. Effective as of the Closing, the Seller shall cause the Company to terminate its participation as an adopting employer with respect to the Quanex Corporation Supplemental Salaried Employees' Pension Plan maintained for the benefit of current and former key salaried employees of the Seller and its subsidiaries and their beneficiaries. Except as and to the extent reflected as a liability on the Closing Balance Sheet, none of the Company, the Buyer or Niagara shall assume any liability with respect to the Quanex Corporation Supplemental Salaried Employees' Pension Plan.

                 (h) Severance Allowance Policy. Effective as of the Closing, the Seller shall cause the Company to terminate its participation as an adopting employer with respect to the Quanex Corporation Severance Allowance Policy maintained for the benefit of current employees of the Seller and its subsidiaries. None of the Company, the Buyer or Niagara shall assume any liability with respect to the Quanex Corporation Severance Allowance Policy.

         4.2  Further Assurances; Cooperation.

                 (a) Each of the Parties shall from time to time after the Closing, upon the request of any other Party and without further consideration, execute, acknowledge and deliver in proper form such further instruments, and take such further actions, as such other Party may reasonably require, to carry out effectively the intent of this Agreement and the Other Documents.

                 (b) The Seller shall, from time to time after the Closing, upon the request of Niagara, the Buyer or their designee, and without further consideration, execute, acknowledge and deliver in proper form such further instruments and take such further actions as Niagara or the Buyer may reasonably require, to record the Company or its designee as the record owner of any and all Intellectual Property owned by the Company which may currently be standing, as of record, in the name of the Company's predecessor in interest.

                 (c) The Parties shall cooperate with each other in connection with any claim, action, suit, proceeding, inquiry or investigation by any other Person which relates to the execution and delivery of this Agreement or the Other Documents, or the consummation of the transactions contemplated hereunder and thereunder.

                 (d) For a period of seven years following the Closing Date, each of the Parties will retain any records or files within its control after the Closing relating to the operations of the Company prior to the Closing (including those relating to the Taxes of the Company). During such seven-year period, each Party shall afford any other Party, and such Party's counsel, accountants and other representatives, reasonable access to such records during normal business hours for any proper purpose.

         4.3     Notification of Certain Matters.   Niagara and the Buyer on
the one hand, and the Seller on the other hand, shall promptly notify the other, in the manner provided in Section 7.9 hereof, of (i) any claim, action, suit, proceeding, inquiry or investigation pending or, to such Party's knowledge, threatened which relates to the execution and delivery of this Agreement or the Other Documents, or the consummation of the transactions contemplated hereunder or thereunder, (ii) any circumstance or development which could adversely impair or affect its ability to perform its obligations under this Agreement or the Other Documents, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Other Documents or (iv) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Other Documents.

         4.4     Confidentiality/Non-Competition.

                 (a) The Seller acknowledges that Niagara and the Buyer would be irreparably damaged if Company Information (as defined below) were to be disclosed to or utilized on behalf of any Person, firm, corporation or other business organization that competes in any respect with the Business. As used herein, "Company Information" shall include, without limitation, any and all proprietary or confidential information pertaining to the Company or its business or activities of any nature, including, without limitation, any information relating to (i) the Company's operation or management, finances or financial affairs, profits, profit margins, capital requirements, business methods, organization, procedures or Contracts, (ii) the Company's customers (including customer lists), suppliers or sources of supply, marketing strategies or data, products, product plans, service lines or pricing, (iii) the Company's personnel (including medical and salary information) and
         (iv) the Intellectual Property. The Seller covenants and agrees that it will not, and will cause its agents, affiliates, advisors, directors, officers and employees (collectively, "Representatives") not to, at any time, without the prior written consent of Niagara, use or disclose any Company Information, except to employees and other authorized Representatives of Niagara or the Buyer; provided, however, that Company Information shall not include any information which (i) was or becomes generally available to or known by the public (other than as a result of a disclosure directly or indirectly by the Seller or its Representatives) or (ii) is available to the Seller on a non-confidential basis from a source other than Niagara, the Buyer or their Representatives; provided, further, however, that the Seller may use or disclose Company Information to the extent (i) required by Law and (ii) necessary in connection with its Tax filing obligations. In the event that the Seller or any of its Representatives are legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or otherwise) to disclose any Company Information, such Person shall provide Niagara and the Buyer with prompt prior written notice of such demand so that Niagara or the Buyer may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 4.4(a). If a protective order or other remedy is not obtained and Niagara has not waived compliance with these provisions, the Seller or its Representatives, as the case may be, shall furnish only that portion of such Company Information which it is advised by its legal counsel is legally required to be disclosed.

                 (b) The Seller agrees that for a period of two years following the Closing Date, it shall not directly or indirectly manufacture or invest in any entity which manufactures cold drawn or chrome-plated steel bars.

                 (c) The Seller agrees that for a period of one year following the Closing Date, it shall neither solicit, persuade or induce any person employed by the Company to terminate his or her employment with the Company, nor, except for Persons whose employment has been terminated by the Company, employ any person employed by the Company as of the Closing Date or in the three-month period prior thereto without the consent of Niagara.

                 (d) The Seller acknowledges and agrees that the provisions of this Section 4.4 are reasonable and necessary for the protection of Niagara, the Buyer and the Company. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Section 4.4 by the Seller or its Representatives, and that Niagara and the Buyer shall be entitled to specific performance as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any breach of this Section 4.4 but shall be in addition to all other remedies available pursuant to the terms of this Agreement.

         4.5 Expenses. Except as otherwise specifically provided for herein or in Paragraph 7 of the Letter of Intent (as defined in Section 7.3 hereof), each Party shall be solely responsible for all expenses incurred by it or on its behalf in connection with the preparation and execution of this Agreement and the Other Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the fees and expenses of its counsel, consultants, accountants, brokers, finders, investment bankers, financial advisors and other representatives and advisors.


                                   ARTICLE V

                                  TAX MATTERS

         5.1  Section 338(h)(10) Election.

         (a)     The Parties shall jointly make a timely election pursuant to
Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the United States Treasury Regulations (the "Regulations") and any comparable election under applicable state or local Law (collectively, the "Section 338(h)(10) Election") with respect to the purchase by the Buyer of the Shares pursuant hereto. Subject to subsection (b) of this Section 5.1, as soon as practicable after the Closing, with respect to such federal Section 338(h)(10) Election, the Parties shall prepare a Form 8023-A (with all attachments), Niagara and the

Seller shall execute such Form 8023-A, and Niagara shall promptly file or cause to be filed such executed Form 8023-A and provide written evidence of such filing to the Seller. In addition, the Seller, the Company, Niagara and the Buyer shall, as promptly as practicable following the Closing, cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required by applicable state or local Law) to effect and preserve a timely
Section 338(h)(10) Election in accordance with any comparable provision of applicable state or local Law, and the Parties responsible for filing any such
Section 338(h)(10) Election under applicable state or local Law shall promptly file or cause to be filed such Section 338(h)(10) Election with the appropriate taxing authority and provide written evidence of such filing to the other Parties. The Parties shall report the purchase by the Buyer of the Shares consistent with the Section 338(h)(10) Election, and no Party shall take any position to the contrary thereto in any Tax Return, any proceeding before any taxing authority or otherwise, except in connection with the resolution of a Tax Dispute (as defined in Section 5.7 hereof) in accordance with the provisions of Section 5.7 hereof. In the event that any Section 338(h)(10) Election is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Parties concerning such dispute.

         (b) In connection with the Section 338(h)(10) Election, the Parties shall determine, as promptly as reasonably practicable following the Closing, the allocation of the Purchase Price and the liabilities of the Company (and the liabilities to which the Company's assets are subject) as of the beginning of the day after the Closing Financial Statement Date (other than liabilities that were neither liabilities of the Company nor liabilities to which the Company's assets were subject before the day after the Closing Financial Statement Date) among the assets of the Company. The Parties shall prepare and file all Tax Returns to be filed with any taxing authority in a manner consistent with such allocation and shall take no position inconsistent with such allocation in any Tax Return, any proceeding before any taxing authority or otherwise, except in connection with the resolution of a Tax Dispute in accordance with the provisions of Section 5.7 hereof. In the event that such allocation is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Parties concern- ing such dispute.

         5.2  Tax Indemnity by the Seller .

         (a)     Without duplication, and subject to the provisions of this
Article V, the Seller shall indemnify, defend and hold harmless each Buyer Indemnified Party (as defined in Section 6.2 hereof), from and against any and all Losses (as defined in Section 6.2 hereof) asserted against, resulting to, imposed upon, or incurred by such Buyer Indemnified Party, directly or indirectly, by reason of or resulting from:

                 (i) any and all Taxes imposed with respect to (A) any consolidated federal income Tax Return of any "affiliated group" (as such term is defined in Section 1504 of the Code) which includes or included the Company for all periods or portions thereof ending on or before the Closing Financial Statement Date, and (B) any state, local or foreign consolidated, combined, affiliated or unitary income Tax Return of an applicable group of corporations that includes or included the Company for all periods or portions thereof ending on or before the Closing Financial Statement Date, such Tax Returns described in clauses (A) and (B) of this Section 5.2(a)(i) including, but not being limited to, the Tax Returns described in Section 5.6(a);

                 (ii) any and all Taxes (other than Taxes described in Section 5.2(a)(i)) imposed upon the Company with respect to any taxable period ending on or before the Closing Financial Statement Date ("Pre-Closing Periods");

                 (iii) any and all Taxes (other than Taxes described in Section 5.2(a)(i)) imposed upon the Company with respect to any taxable period beginning before and ending after the Closing Financial Statement Date ("Straddle Periods") with respect to the portion of such Straddle Period ending on the Closing Financial Statement Date (the "Pre-Closing" portion of such Straddle Period);

                 (iv) the breach of or any inaccuracy in any of the representations and warranties of the Seller contained in or made pursuant to Section 2.18 (Taxes) hereof;

                 (v) the breach or nonperformance of any covenant or agreement of the Seller contained in or made pursuant to this Article V;

                 (vi) any and all Taxes imposed upon the Company pursuant to Treasury Regulations Section 1.1502-6 (or any comparable provision under state, local, or foreign Tax Law imposing several liability upon members of a consolidated, combined, affiliated or unitary group (a "Group")) by virtue of the Company having been a member of a Group that includes the Seller; and

                 (vii) any and all Taxes imposed upon the Company as a result of the Section 338(h)(10) Election.

         (b) The indemnifications in favor of the Buyer Indemnified Parties contained in subsections (ii), (iii), (iv) and (v) of Section 5.2(a) hereof shall not be effective until the aggregate amount of all Losses in respect thereof exceeds the Tax Accrual (as defined herein), and then only to the extent such Losses exceed the Tax Accrual. For purposes of this Agreement, "Tax Accrual" shall mean and include the aggregate amount of accruals, reserves and provisions for Taxes on the Closing Balance Sheet and the worksheets thereto, it being understood that the Tax Accrual shall not include amounts on the Closing Balance Sheet for "Deferred Income Taxes."

         (c) Except as provided in Sections 5.2(a)(vi) and (vii) hereof, nothing contained in this Section 5.2 shall require the Seller to indemnify any Buyer Indemnified Party for any Losses with respect to any Taxes with respect to any taxable period beginning after the Closing Financial Statement Date (a "Post-Closing Period") or any portion beginning after the Closing Financial Statement Date of any Straddle Period (a "Post-Closing" portion of such Straddle Period).

         5.3     Tax Indemnity by Niagara and the Buyer.

         (a)     Without duplication, and subject to the provisions of this
Article V, Niagara and the Buyer shall, jointly and severally, indemnify, defend and hold harmless each Seller Indemnified Party (as defined in Section
6.3 hereof) from and against any and all Losses asserted against, resulting to, imposed upon or incurred by such Seller Indemnified Party, directly or indirectly, by reason of or resulting from:

                 (i) to the extent provided in Section 5.3(b), any and all Taxes imposed upon the Company with respect to any Pre-Closing Period and for the Pre-Closing portion of any Straddle Period other than Taxes de- scribed in Sections 5.2(a)(i), (vi) and (vii) hereof;

                 (ii) any and all Taxes imposed upon the Company with respect to any Post-Closing Period and the Post-Closing portion of any Straddle Period, other than Taxes described in Sections 5.2(a)(vi) and
         (vii) hereof;

                 (iii) the breach or nonperformance of any covenant or agreement of Niagara or the Buyer contained in or made pursuant to this Article V.

         (b) The indemnifications in favor of the Seller Indemnified Parties contained in subsection (i) of Section 5.3(a) hereof shall not exceed, in the aggregate, the amount of the Tax Accrual.

         5.4 Transfer Taxes. Notwithstanding anything contained in this Agreement to the contrary, any and all sales, use, transfer, stamp, documentary, gains and other similar Taxes, and any transfer, recording or similar fees and charges, imposed in connection with the consummation of the transactions contemplated by this Agreement (collectively, "Transfer Taxes") shall be borne one-half by the Buyer and one-half by the Seller. The Parties agree to use their commercially reasonable efforts to minimize the Transfer Taxes. Each of the Buyer and the Seller shall cause to be prepared and timely filed all Tax Returns relating to Transfer Taxes ("Transfer Tax Returns") which such Party has primary responsibility for filing under applicable Law and shall cause all such Transfer Taxes to be duly and timely paid in full. The Party that has prepared any such Transfer Tax Return shall cause each such Transfer Tax Return, together with all relevant work papers and other information, to be delivered to the other Parties for their review and approval no later than 30 days prior to the due date for the filing of such Transfer Tax Return (giving effect to any and all extensions thereof). As between the Buyer and the Seller, the Party not required to file such Transfer Tax Return under this
Section 5.4 shall pay to the other such Party's share of the Transfer Taxes due and payable not later than seven days prior to the due date for payment of such Transfer Taxes (giving effect to any and all extensions thereof).

         5.5 Allocation of Certain Taxes. In the case of any Tax that relates to any Straddle Period, the portion of such Tax attributable to the Pre-Closing and Post-Closing portions of such Straddle Period shall be determined as follows (provided, however, that this Section 5.5 shall not apply with respect to any and all Taxes described in Sections 5.2(a)(vi) or (vii) hereof):

         (a) In the case of any franchise Tax based on capital and any ad valorem Tax, the portion attributable to the Pre-Closing portion of such Straddle Period shall be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days (including the Closing Financial Statement Date) in the Pre- Closing portion of such Straddle Period and the denominator of which is the number of days in the entire taxable period. The amount of such Tax remaining after subtracting the portion attributable to the Pre-Closing portion of such Straddle Period (as determined in accordance with the preceding sentence) shall be the amount of such Tax attributable to the Post-Closing portion of such Straddle Period.

         (b) In the case of any such Tax not described in Section 5.5(a) above, the portion attributable to the Pre- Closing portion of such Straddle Period shall be determined on the basis of an interim closing of the books as of and including the Closing Financial Statement Date, provided, however, that for purposes of this Section 5.5(b), no amount attributable to the Section 338(h)(10) Election shall be taken into account.

         5.6     Return Filings, Refunds and Credits.

         (a) The Seller shall (i) cause the Company to be included in the consolidated federal income Tax Returns of the affiliated group (within the meaning of Section 1504 of the Code) of which the Seller is the common parent (within the meaning of Section 1504 of the Code) and the Indiana Corporation Income Tax Returns (filed on a combined basis) that include the Seller and the Company for (A) the taxable year of the Seller ended October 31, 1996 and (B) the taxable year of the Seller that will end on October 31, 1997 (the "1997 Consolidated Returns"), which 1997 Consolidated Returns will include the tax items of the Company for the portion of such taxable year ending on the Closing Financial Statement Date, (ii) timely file such Tax Returns and (iii) timely pay any Taxes shown as due on such Tax Returns.

         (b) With respect to each Tax Return (other than the Tax Returns described in Section 5.6(a) hereof) of the Company for Pre-Closing Periods which have not been filed on or before the Closing Date,

                 (i) the Seller shall prepare or cause to be prepared each such income Tax Return and franchise Tax Return; and

                 (ii) the Buyer shall prepare or cause the Company to prepare all Tax Returns not described in Section 5.6(b)(i) hereof (to the extent not prepared before the Closing Date).

Subject to Sections 5.2, 5.3, 5.6(d) and 5.6(e) hereof, the Buyer shall timely file or cause the Company to timely file the Tax Returns described in this
Section 5.6(b) and shall timely pay or cause to be timely paid all Taxes shown as due thereon. Subject to Sections 5.6(d) and 5.6(e) hereof, seven days prior to the due date for the filing of each Tax Return referred to in this Section 5.6(b), the Seller shall pay to the Company the excess, if any, of (i) the aggregate amount which will have been paid (when the amount of Taxes shown as due on such Tax Return has been paid) by Niagara, the Buyer or the Company (to any Seller Indemnified Party or to any taxing authority, as applicable) pursuant to Section 5.3(a)(i) (including, but not limited to, payments made under this Section 5.6) over (ii) the sum of (x) the Tax Accrual and (y) the total aggregate amount previously paid to any Buyer Indemnified Party pursuant to this Section 5.6.

         (c) Subject to Sections 5.2, 5.3 and 5.6(d) and 5.6(e) hereof, the Buyer shall prepare or cause to be prepared each Tax Return (other than the Tax Returns described in Section 5.6(a) hereof) with respect to the Company for Straddle Periods, shall timely file or cause the Company to timely file all such Tax Returns, and shall timely pay or cause to be timely paid all Taxes shown as due thereon. Subject to Section 5.6(d) and 5.6(e) hereof, seven days prior to the due date for the filing of each Tax Return referred to in this
Section 5.6(c), the Seller shall pay to the Company the excess, if any, of (i) the aggregate amount which will have been paid (when the amount of Taxes shown as due on such Tax Return has been paid) by the Buyer or the Company (to a Seller Indemnified Party or to any taxing authority, as applicable) pursuant to
Section 5.3(a)(i) (including, but not limited to, payments made under this Section 5.6) over (ii) the sum of (x) the Tax Accrual and (y) the total aggregate amount previously paid to any Buyer Indemnified Party pursuant to this Section 5.6.

         (d) The Tax Returns referred to in Sections 5.6(b) and 5.6(c) hereof shall be prepared in a manner consistent with past practice (including, without limitation, as to accounting methods and methods of measuring sales, income, property values or other relevant items), unless a contrary treatment is required by an intervening change in applicable Law. The Seller shall cause any Tax Return that is described in Section 5.6(b)(i) hereof, together with all relevant work papers and any other information, to be delivered to Niagara and the Buyer (in accordance with the provisions of Section 7.9 hereof) for their review and approval at least 30 calendar days prior to the due date (giving effect to any and all extensions thereof) for filing such Tax Return. The Buyer shall cause any Tax Return that is described in Section 5.6(b)(ii) or 5.6(c) hereof, together with all relevant work papers and other information, to be delivered to the Seller (in accordance with the provisions of Section 7.9 hereof) for its review and approval at least 30 calendar days prior to the due date (giving effect to any and all extensions thereof) for filing such Tax Return. With respect to any Tax Return described in Section 5.6(c) hereof which is delivered to the Seller pursuant to the previous sentence, the Buyer shall simultaneously deliver to the Seller (in accordance with the provisions of Section 7.9 hereof) a statement (the "Buyer's Tax Statement") calculating the portion of the Taxes shown as due on such Tax Return that is attributable to the Pre-Closing portion of the Straddle Period under Section 5.5 hereof.
The costs and expenses incurred in connection with the preparation and delivery of the Tax Returns referred to in Section 5.6(a) and (b)(i) hereof shall be borne by the Seller. The costs and expenses incurred in connection with the preparation and delivery of the Tax Returns referred to in Section 5.6(b)(ii) and (c) hereof and the Buyer's Tax Statement shall be borne by the Buyer.

         (e) The amount of Taxes shown to be due on any Tax Return described in Section 5.6(b) or 5.6(c) hereof and on any Buyer's Tax Statement related thereto described in Section 5.6(d) hereof shall be final and binding upon the Parties, unless whichever of the Parties did not prepare or cause the preparation of such Tax Return or the Buyer's Tax Statement, as the case may be (the "Other Party"), shall have delivered to the Party that prepared or caused the preparation of such Tax Return (within 10 calendar days after the date of the Other Party's receipt of such Tax Return and, if applicable, the Buyer's Tax Statement related thereto) a written report containing all changes that the Other Party proposes to make to such Tax Return and, if applicable, to the Buyer's Tax Statement related thereto, which report shall set forth in reasonable detail the basis for such changes. The Parties shall undertake to resolve any issues raised in any such report described in the first sentence of this paragraph prior to the due date (including any extension thereof) for filing such Tax Return and to mutually consent to the filing of such Tax Return and, if applicable, to agree on the determination to be set forth in the Buyer's Tax Statement related thereto, in which case the information and total amount of Taxes shown to be due on such agreed Tax Return or, if applicable, shown on such Buyer's Tax Statement (as agreed to) shall be final and binding on the Parties. In the event the Parties are unable to resolve any dispute by the date that is 15 calendar days prior to the due date for filing of the Tax Return in question (including any extension thereof), the Parties shall jointly engage the Independent Accounting Firm to make its independent determination with respect to the item or items in dispute and the amount or amounts related thereto. The Buyer and the Seller shall each bear and pay one-half of the fees and other costs charged by the Independent Accounting Firm to perform such function. If the Independent Accounting Firm is so engaged, the Parties agree to provide the Independent Accounting Firm with all books, records and other information relevant to the determination of the disputed items and the Independent Accounting Firm shall be instructed to make its determination as soon as possible. The Independent Accounting Firm's determination with respect to the Tax treatment of any disputed item shall be made on the basis of the Tax treatment for which the Independent Accounting Firm determines there is substantial authority (or, if there is substantial authority for two or more Tax treatments of such disputed item, the Tax treatment for which the weight of the authorities supporting such Tax treatment is most substantial in relation to the weight of authorities supporting the other Tax treatment or treatments). The determination of the Independent Accounting Firm shall be final and binding on the Parties enforceable by appropriate judicial proceedings. In any case where a disputed item has not been resolved (either by mutual agreement of the Parties or by a determination of the Independent Accounting Firm) 10 calendar days prior to the due date (including any extension thereof) for filing such Tax Return, then the Party required to file such Tax Return under Section 5.6(b) or 5.6(c) hereof, as the case may be, shall cause such Tax Return to be filed on the due date (including any extension thereof) for filing such Tax Return without the Parties' mutual agreement or the Independent Accounting Firm's determination with respect thereto and (i) the Independent Accounting Firm shall make a determination with respect to any such disputed item and (ii) the amount of Taxes determined to be due with respect to such Tax Return or, if applicable, determined to be properly set forth on the Buyer's Tax Statement related to such Tax Return, shall be the amount of Taxes that would have been due on such Tax Return or, if applicable, be the amount of Taxes that would be properly set forth on the Buyer's Tax

Statement related to such Tax Return, after giving effect to the Independent Accounting Firm's determination. Any overpayments or underpayments as between the Parties shall be equitably adjusted to take into account the determination of the Independent Accounting Firm, with interest on any such payments to be paid, from the date of payment, at the rate charged by the IRS for underpayments under Section 6621 of the Code.

         (f) Any refunds or credits of Taxes of the Company for any Pre-Closing Period or any Pre-Closing portion of any Straddle Period together with any after-tax interest received or credited thereon shall be for the account of the Seller and shall be paid by Niagara, the Buyer or the Company to the Seller within 10 days after such Person receives or utilizes such refund or credit (or interest thereon). Any refunds or credits of Taxes of the Company for any Post- Closing Period or any Post-Closing portion of any Straddle Period together with any after-tax interest received or credited thereon shall be for the account of the Buyer and shall be paid by the Seller to the Buyer within ten days after the Seller receives or utilizes such refund or credit (or interest thereon). In applying the provisions of the first two sentences of this Section 5.6(f), any refunds or credits of Taxes of the Company for any Straddle Period together with any after-tax interest received or credited thereon shall be allocated between the Seller and the Buyer in a manner consistent with Section 5.5 hereof.

         5.7     Tax Contests.

         (a) If any taxing authority proposes any adjustment or questions the treatment of any item, which adjustment or question could, if pursued successfully, result in or give rise to solely a claim for indemnification against the Seller by any Buyer Indemnified Party under Section 5.2 hereof (a "Seller Tax Claim"), solely a claim for indemnification against Niagara or the Buyer by any Seller Indemnified Party under Section 5.3 hereof (a "Buyer Tax Claim"), or both a Seller Tax Claim and a Buyer Tax Claim (a "Joint Tax Claim"), then the Party first receiving notice of such adjustment or question (a "Tax Dispute") shall promptly notify the other Parties in writing of such Tax Dispute.

         (b) In the case of a Buyer Tax Claim, the Buyer shall have the right, at its sole cost and expense, to control the defense, prosecution, settlement or compromise of the Tax Dispute underlying such Buyer Tax Claim.

         (c) In the case of a Seller Tax Claim, the Seller shall have the right, at its sole cost and expense, to control the defense, prosecution, settlement or compromise of the Tax Dispute underlying such Seller Tax Claim.

         (d) In the case of a Joint Tax Claim, the Buyer Indemnified Party and the Seller Indemnified Party shall first attempt to separate such Joint Tax Claim into two, one involving the Buyer Tax Claim portion thereof (which shall be subject to the provisions of Section 5.7(b) hereof) and the other involving the Seller Tax Claim portion thereof (which shall be subject to the provisions of Section 5.7(c) hereof). If the Buyer Indemnified Party and the Seller Indemnified Party are not successful in accomplishing such separation, the Buyer Indemnified Party and the Seller Indemnified Party shall, and shall cause their respective affiliates to, consult and cooperate with each other in controlling such audit, examination, investigation, or administrative, court, or other proceeding, shall not compromise or settle such Joint Tax Claim without the other's prior written consent (which consent shall not be unreasonably withheld or delayed), and shall share the costs and expenses associated with such Joint Tax Claim on such equitable basis as the Parties shall mutually agree. If the Buyer Indemnified Party and the Seller Indemnified Party cannot agree with respect to any matter involving any such Joint Tax Claim, the Buyer Indemnified Party and the Seller Indemnified Party shall jointly engage independent tax counsel that is mutually acceptable to the Buyer Indemnified Party and the Seller Indemnified Party to make its decision with respect to such matter, which decision shall be final and binding on the Parties, the Buyer Indemnified Party and the Seller Indemnified Party. The Buyer and the Seller shall each bear and pay one-half of the fees and other costs charged by such counsel.

         (e) The Party that controls a Tax Dispute under the provisions of this Section 5.7 shall keep the other Parties informed of all significant events and developments relating to such Tax Dispute and the other Parties, or their authorized representatives, shall be entitled, at their own expense, to attend (but not control) all conferences, meetings and proceedings with the relevant taxing authority relating to such Tax Dispute.

         5.8 Cooperation. The Parties shall, and Niagara and the Buyer shall cause the Company to, cooperate, and shall cause their respective directors, officers, employees, agents, accountants and representatives to cooperate, in preparing and filing all Tax Returns (including amended Tax Returns and claims for refund), in handling audits, examinations, investigations, and administrative, court or other proceedings relating to Taxes covered by this Agreement, in resolving all disputes, audits and refund claims with respect to such Tax Returns and Taxes, and any earlier Tax Returns and Taxes of the Company, and in all other Tax matters to which this Agreement relates, in each case including making employees available to assist the requesting Party, timely providing information reasonably requested, maintaining and making available to each other all records necessary in connection therewith, and the execution and delivery of IRS Form 2848 (or a successor form or forms) and comparable forms for foreign, state and local Tax purposes, as appropriate, when the requesting party reasonably requires such forms in connection with any Tax Dispute and claims for refund. Any information obtained by a Party or its affiliates from another Party or its affiliates in connection with any Tax matters to which this Agreement relates shall be kept confidential, except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding relating to Taxes or as may be otherwise reasonably required by applicable Law, (ii) for any external disclosure in audited financial statements or regulatory filings which a Party reasonably believes is required by applicable law or stock exchange rules or (iii) for any disclosure which a Party or its affiliates, as the case may be, reasonably believes is required by an entity which has made financing available to such Party or affiliate or to which such Party or affiliate has applied for financing in connection with this Agreement or with any other agreement (a "Lender"), provided that such Lender shall have agreed to keep all such information confidential.

         5.9 Termination of Tax Sharing Agreements. Except as provided in this Agreement, any and all Tax allocation agreements, Tax sharing agreements, intercompany agreements, intercompany Indebtedness, or other agreements or arrangements between the Company and the Seller or any of the Seller's Affiliates and relating to any Tax matters shall be terminated with respect to the Company as of the Closing Financial Statement Date, and from and after such time will have no further force or effect for any taxable period (whether past, current, or future taxable periods).

         5.10 Purchase Price. Unless otherwise required by applicable Law, the Parties shall treat any payments of Taxes made pursuant to this Article V as an adjustment to the Purchase Price for federal, state and local Tax purposes.

         5.11 Payments. Except as otherwise provided in this Article V, any amount to which a Party is entitled under this Article V shall be promptly paid in immediately available funds to such Party by the Party or Parties obligated to make such payment within five business days after written notice to the Party so obligated stating that the Taxes to which such amount relates are due or have been paid and providing details supporting the calculation of such amount, but in no event shall such payment be required to be made earlier than seven calendar days before the due date (giving effect to any and all valid extensions) for payment of such Taxes.

         5.12    Survival.  All representations and warranties contained in
Section 2.18 hereof, and all covenants and agreements contained in or made pursuant to this Article V, shall survive until 90 calendar days following expiration of the applicable statute of limitations (including any and all valid extensions thereof), provided, however, that a claim for indemnification made within the applicable survival period in respect of any such representation, warranty, covenant or agreement may continue to be asserted beyond such period.

         5.13 Exclusivity of Article V. Notwithstanding anything in this Agreement to the contrary, this Article V shall be the exclusive agreement among the Parties with respect to indemnification for any Losses in respect of Taxes.


                                   ARTICLE VI

                        SURVIVAL OF REPRESENTATIONS AND
                          WARRANTIES; INDEMNIFICATION

         6.1 Survival of Representations and Warranties. All representations and warranties of the Parties contained herein shall survive the Closing and any investigation at any time made by or on behalf of any Party for a period of two years after the Closing Date; provided, however, that the representations and warranties contained in Section 2.18 (Taxes) hereof shall survive in accordance with the provisions of Section 5.12 hereof. Provided that a claim with respect to a breach of representation or warranty is made within the applicable period, it may continue to be asserted beyond such period with respect to the representation or warranty to which such claim relates.

         6.2 Indemnification by the Seller. Subject to the provisions of this Article VI, and in addition to the obligations of the Seller pursuant to
Section 5.2 hereof, the Seller shall indemnify, defend and hold harmless Niagara, the Buyer, any parent, subsidiary or affiliate of, and any director, officer, employee, agent or advisor of, any of them, or any of their respective heirs, successors or assigns (a "Buyer Indemnified Party"), from and against any and all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, judgments, settlements, fines, penalties, sanctions, costs, deficiencies and expenses (including, without limitation, reasonable attorneys' fees and disbursements, interest and penalties, and all other reasonable costs of investigating and defending third party claims as incurred) (collectively, "Losses") asserted against, resulting to, imposed upon or incurred by any Buyer Indemnified Party, directly or indirectly, by reason of or resulting from:

                          (i) the breach of or any inaccuracy in any of the representations and warranties of the Seller contained in or made pursuant to this Agreement;

                          (ii) the breach or nonperformance of any covenant or agreement of the Seller contained in or made pursuant to this Agreement; and

                          (iii) any guarantee by the Company, made prior to the Closing, of Indebtedness of the Seller or any Seller's Affiliate.

         6.3 Indemnification by Niagara and the Buyer. Subject to the provisions of this Article VI, and in addition to the obligations of Niagara and the Buyer under Section 5.3 hereof, Niagara and the Buyer shall, jointly and severally, indemnify, defend and hold harmless the Seller, any parent, subsidiary or affiliate of the Seller, and any director, officer, employee, agent or advisor of any of them or any of their respective heirs, successors or assigns (a "Seller Indemnified Party"), from and against any and all Losses asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party, directly or indirectly, by reason of or resulting from:

                          (i) the breach of or any inaccuracy in any of the representations and warranties of Niagara or the Buyer contained in or, made pursuant to this Agreement;

                          (ii) the breach or non-performance of any covenant or agreement of Niagara or the Buyer contained in or made pursuant to this Agreement; and

                          (iii)   any actions or omissions by a Buyer
                 Indemnified Party or the Company following the Closing with respect to any Designated Plan that is sponsored by the Company immediately prior to the Closing; and

                          (iv) any matter relating to the Buyer Salaried Pension Plan (as defined in Section 4.1(a) hereof), the Buyer's Savings Plan (as defined in Section 4.1(b) hereof), the LaSalle Steel Company Group Benefit Plan, and the LaSalle Steel Company Management Incentive Program.

         6.4 Limitations on Indemnification. (a) The indemnifications in favor of the Buyer Indemnified Parties contained in Section 6.2(i) hereof shall not be effective until the aggregate dollar amount of all Losses indemnified against under such Section exceeds $250,000 (the "Seller's Threshold Amount"), and then only to the extent such aggregate amount exceeds the Seller's Threshold Amount. The indemnifications in favor of the Buyer Indemnified Parties contained in Section 6.2(i) hereof shall terminate once the dollar amount of all Losses indemnified against under such Section aggregates $35,000,000.

                 (b) The indemnifications in favor of the Seller Indemnified Parties contained in Section 6.3(i) hereof shall not be effective until the aggregate dollar amount of all Losses indemnified against under such Section exceeds $250,000 (the "Buyer's Threshold Amount"), and then only to the extent such aggregate amount exceeds the Buyer's Threshold Amount. The indemnifications in favor of the Seller Indemnified Persons contained in Section 6.3(i) hereof shall terminate once the dollar amount of all Losses indemnified against under such Section aggregates $35,000,000.

         6.5     Indemnification Procedures.

                 (a) Notice. If any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any Buyer Indemnified Party or Seller Indemnified Party in respect of which indemnification may be sought under the provisions of this Agreement, the Party seeking indemnification (the "Claiming Party") shall promptly cause written notice of the assertion of any such claim, demand or proceeding of which it has knowledge to be forwarded to the Party from whom it is claiming indemnification (the "Indemnitor"). Such notice shall contain a reference to the provisions hereof or of such other agreement, instrument or certificate delivered pursuant hereto, in respect of which such claim is being made, and shall specify, in reasonable detail, the amount of such Loss if determinable at such time. The Claiming Party's failure to give the Indemnitor prompt notice shall not preclude the Claiming Party from seeking indemnification from the Indemnitor unless the Claiming Party's failure has materially prejudiced the Indemnitor's ability to defend the claim, demand or proceeding.

                 (b) Third Party Claims. If the Claiming Party seeks indemnification from the Indemnitor as a result of a claim or demand being made by a third party (a "Third Party Claim"), the Indemnitor shall have the right to promptly assume the control of the defense of such Third Party Claim, including, at its own expense, employment by it of counsel reasonably satisfactory to the Claiming Party. The Claiming Party may, in its sole discretion and at its own expense, employ counsel to represent it in the defense of the Third Party Claim, and in such event counsel for the Indemnitor shall cooperate with counsel for the Claiming Party in such defense, provided that the Indemnitor shall direct and control the defense of such Third Party Claim or proceeding. The Indemnitor shall not consent to the entry of any judgment, except with the written consent of the Claiming Party, and shall not enter into any settlement of such Third Party Claim without the written consent of the Claiming Party which (i) does not include as an unconditional term thereof the release of the Claiming Party from all liability in respect of such Third Party Claim or (ii) results in the imposition on the Claiming Party of any remedy other than money damages. If the Indemnitor elects not to exercise its rights to assume the defense of the Third Party Claim, or if injunctive relief is sought which would have an adverse effect on the Claiming Party (or the Company if a Buyer Indemnified Party is the Claiming Party), the Claiming Party may, but shall have no obligation to, defend against such Third Party Claim or legal proceeding in such manner as it may deem appropriate, and the Claiming Party may compromise or settle such Third Party Claim and proceeding without the Indemnitor's consent.

                 (c) Payment. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom shall have expired, or a settlement shall have been consummated, or the Claiming Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Claiming Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter (in accordance with Section 7.9 hereof) and the Indemnitor shall pay all of the sums so owing to the Claiming Party by wire transfer, certified or bank cashier's check within 10 days after the date of such notice.

         6.6 Application to Taxes. Notwithstanding anything in this Agreement to the contrary, Article V shall be the exclusive agreement among the Parties with respect to indemnification for any Losses in respect of Taxes.

         6.7 Remedies. Except for Losses resulting from fraud, the rights and remedies specifically provided for in this Agreement shall be the exclusive rights and remedies of the Parties. Without limiting the foregoing, each of Niagara and the Buyer waives any rights and remedies it may have against the Seller under any Environmental Law, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Indiana Responsible Property Transfer Law and the Indiana Hazardous Substances Response Trust Fund Law. For purposes of this Agreement, any statement made by the Company in a notice delivered or filed pursuant to the Indiana Responsible Property Transfer Law in connection with the financing arrangements of the Buyer and its affiliates shall not be deemed to be a representation, warranty, agreement or covenant pursuant to this Agreement and the Parties acknowledge that the Seller shall not have any responsibility concerning the preparation, delivery or filing of such notice.

                                  ARTICLE VII

                                 MISCELLANEOUS

         7.1 Parties in Interest; No Third Party Beneficiaries. (a) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. This Agreement and the rights and obligations of the Parties hereunder may not be assigned by any of the Parties without the prior written consent of the other Parties.

                 (b) This Agreement is not intended, nor shall it be construed, to confer upon any Person, except the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         7.2 Exhibits and Disclosure Schedule. All Exhibits annexed hereto and the Disclosure Schedule referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

         7.3 Entire Agreement. This Agreement (including the Exhibits hereto and the Disclosure Schedule) and the other documents, certificates and instruments referred to herein, together with the letter agreement dated the date hereof by and among the Parties, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement, and, except as provided in Section 4.5 hereof, supersedes all prior agreements, arrangements and understandings of the Parties with respect to such transactions, including (i) the Confidentiality Agreement, dated December 19, 1995, by and between the Seller and Niagara and (ii) the Letter of Intent, dated January 23, 1997, by and among Niagara, the Seller and the Company, as amended.

         7.4 Waiver of Compliance. No amendment, modification, alteration, supplement or waiver of compliance with any obligation, covenant, agreement or provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing executed by both of the Parties or in the case of a waiver, the Party against whom enforcement of any waiver, is sought. Any waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         7.5 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

         7.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         7.7 Headings. The table of contents, article and section headings contained in this Agreement or any Exhibit hereto or the Disclosure Schedule are for convenience only and shall not control or affect in any way the meaning or interpretation of this Agreement.

         7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law of such jurisdiction.

         7.9 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally (which is confirmed) or sent by registered or certified mail (postage prepaid, return receipt requested) and, in the case of the Intercompany Statement, by overnight delivery (Federal Express), to the Parties at the following addresses:

                 (a)      If to Niagara:

                          Mr. Michael Scharf
                          President
                          Niagara Corporation
                          667 Madison Avenue
                          New York, New York  10021
                          Telephone: (212) 317-1000
                          Telecopy:  (212) 317-1001

                          with a copy to:

                          Skadden, Arps, Slate, Meagher & Flom LLP
                          919 Third Avenue
                          New York, New York  10022
                          Telephone:  (212) 735-3000
                          Telecopy:   (212) 735-2000
                          Attention: Milton G. Strom, Esq.

                 (b)      If to the Buyer to:

                          Mr. Frank Archer
                          President
                          Niagara Cold Drawn Corp.
                          110 Hopkins Street
                          P.O. Box 399
                          Buffalo, New York  14240
                          Telephone:  (716) 827-7010
                          Telecopy:  (716) 827-8855

                          Copies to:

                          Mr. Michael  Scharf
                          President
                          Niagara Corporation
                          667 Madison Avenue
                          New York, New York  10021
                          Telephone:  (212) 317-1000
                          Telecopy:  (212) 317-1001

                          and

                          Skadden, Arps, Slate, Meagher & Flom LLP
                          919 Third Avenue
                          New York, New York  10022
                          Telephone:  (212) 735-3000
                          Telecopy:  (212) 735-2000
                          Attention:  Milton G. Strom, Esq.

                 (c)      If to the Seller:

                          Mr. Wayne M. Rose
                          Vice President
                          Quanex Corporation
                          1900 West Loop South
                          Suite 1500
                          Houston, Texas  77027
                          Telephone:  (713) 877-5307
                          Telecopy:   (713) 877-5333

                          With a copy to:

                          Fulbright & Jaworski L.L.P.
                          1301 McKinney Street
                          Houston, Texas  77010-3095
                          Telephone:  (713) 651-5100
                          Telecopy:   (713) 651-5246
                          Attention:  Harva R. Dockery, Esq.

or to such other address as the Person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.

                 IN WITNESS WHEREOF, the Parties have executed this Agreement, on the day and year first above written.



                                            QUANEX CORPORATION


                                            By: /s/ Wayne M. Rose
                                               -------------------------------
                                               Name:  Wayne M. Rose
                                               Title:  Vice President


                                            NIAGARA CORPORATION


                                            By: /s/ Michael Scharf
                                               -------------------------------
                                               Name:  Michael Scharf
                                               Title:  President


                                            NIAGARA COLD DRAWN CORP.


                                            By: /s/ Frank Archer
                                               -------------------------------
                                               Name:  Frank Archer
                                               Title:  President

        As permitted by Item 601(b)(2) of Regulation S-K, the Company has not filed any schedules or exhibits with this Exhibit No. 2.1. Listed below is a brief description of the omitted schedules and exhibits. The Company agrees to furnish supplementally a copy of any of such omitted schedules and exhibits to the Commission upon request.

Exhibits
--------

A               Termination Agreement
B               Certificate of Non-Foreign Status


Schedules
---------

2.1             Corporate good standing
2.4             Power of attorneys
2.6             Consents, approvals and no violations
2.7             Financial statements
2.8             Indebtedness
2.9(a)          Accounts receivable
2.9(b)          Non-ordinary course accounts receivables
2.9(c)          Encumbrances on accounts receivables
2.9(d)          Accounts receivables set-offs
2.10(a)         Inventory financials
2.10(b)         Inventory condition
2.10(c)         Inventory in possession of others
2.11(a)         Absence of certain changes or events
2.11(b)         Canceled debts or claims
2.12(a)-1       Real property
2.12(a)-2       Encumbrances on real property
2.12(b)-1       Assessments on real property
2.12(b)-2       Governmental proceedings on real property
2.12(b)-3       Real property variances
2.12(b)-4       Governmental notice for real property
2.12(b)-5       Real property operations
2.12(c)-1       Title to property
2.12(c)-2       Asset defects
2.12(c)-3       Assets in possession of others
2.12(d)         Condition of assets
2.13(a)         Material contracts
2.13(a)-1       Informal arrangement
2.13(b)         Contracts validity
2.13(c)         Contracts in force
2.13(d)         Contracts defaults

2.14(a)         Permits
2.14(b)         Permit validity
2.14(c)         Proceedings for permits
2.15(a)         Litigation
2.15(b)         Litigation pending
2.15(c)         Litigation in last three years
2.15(d)         Workers compensation claims
2.15(e)         Workers compensation litigation
2.16(a)         Employee benefit plans
2.16(b)         Deficiency for benefit plan
2.16(c)         Effect of transactions on benefit plans
2.16(d)         ERISA liabilities
2.16(e)         ERISA liabilities
2.17(a)         Corporate officers and directors
2.17(b)         Labor relations
2.17(c)         Labor strikes
2.17(d)         Organizing activities
2.17(e)         NLRB actions
2.17(f)         Labor litigation
2.17(g)         Employment losses
2.18(a)         Taxes
2.18(b)         Tax returns
2.19(a)         Intellectual property conflicts
2.19(b)         Intellectual property encumbrances
2.19(c)         List of intellectual property
2.19(d)         Intellectual property validity
2.20(a)         Environmental information
2.20(b)         Environmental conditions
2.21(a)         List of insurance
2.21(b)         Unpaid claims
2.22            Bank accounts
2.23(a)         Customers and suppliers
2.23(b)         Loss of customers and suppliers
2.24            Affiliate transactions
4.1(a)          Participants in pension plan
4.1(b)          Participants in benefit plans




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